UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Key Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of Key Energy Services, Inc. to be held at the Embassy Suites Houston Downtown, 1515 Dallas St., Houston, Texas 77010, at 9:00 a.m. (Central Daylight Time) on Thursday, May 15, 2014.

The notice of meeting and proxy statement that follow this letter describe the business to be conducted at the 2014 Annual Meeting of Stockholders, including the election of three Class II directors.

Your vote is important. Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, we strongly encourage you to provide your proxy by telephone, the Internet or on the enclosed proxy card at your earliest convenience.

Thank you for your cooperation and support.

Sincerely,

Dick Alario Chairman of the Board, President and Chief Executive Officer

KEY ENERGY SERVICES, INC.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 15, 2014

To Our Stockholders:

We invite you to our 2014 Annual Meeting of Stockholders, which will be held at the Embassy Suites Houston Downtown, 1515 Dallas St., Houston, Texas 77010, on Thursday, May 15, 2014 at 9:00 a.m. Central Daylight Time. At the meeting, stockholders will consider and act upon the following matters:

(1)	To elect three Class II directors to serve until the 2017 annual meeting;

(2)	To adopt our 2014 Equity and Cash Incentive Plan;

(3)	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year;

(4)	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in these materials; and

(5)	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that you vote FOR each of the nominees on proposal (1) and FOR each of proposals (2), (3) and (4) above.

Stockholders of record at the close of business on March 3, 2014, the record date for the 2014 Annual Meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,
Kimberly R. Frye Corporate Secretary

Houston, Texas

March 17, 2014

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders to Be Held on May 15, 2014:

This Proxy Statement, along with the Annual Report to security holders for the fiscal year ended December 31, 2013, are available on our website at www.keyenergy.com by clicking on “Investor Relations” and then clicking on “2014 Annual Meeting of Stockholders.”

i

KEY ENERGY SERVICES, INC.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

Proxy Statement for the 2014 Annual Meeting of Stockholders

To Be Held on May 15, 2014

This proxy statement contains information about the 2014 Annual Meeting of Stockholders of Key Energy Services, Inc. We are holding the meeting at the Embassy Suites Houston Downtown, 1515 Dallas St., Houston, Texas 77010, on Thursday, May 15, 2014 at 9:00 a.m., Central Daylight Time.

In this proxy statement, we refer to Key Energy Services, Inc. as “Key,” the “Company,” “we” and “us.”

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting.

We are mailing our 2013 Annual Report to Stockholders for the year ended December 31, 2013 with these proxy materials on or about March 17, 2014.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

General Information

Q. Who can vote at the annual meeting?

A.     To be able to vote, you must have been a stockholder of record at the close of business on March 3, 2014, the record date for our annual meeting. The number of outstanding shares entitled to vote at the meeting is 153,489,343 shares of common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the meeting. If your shares are held in a stock brokerage account or by another nominee, you are considered the beneficial owner of those shares, which are held in “street name,” and you will receive instructions from them on how to vote your shares.

Q. What are the voting rights of the holders of common stock?	A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. What proposals will be voted on at the annual meeting and what are the voting recommendations of the Board of Directors?	A. The proposals that will be presented at the annual meeting and the Board’s voting recommendations are set forth in the table below:
	Proposal	Board’s Voting Recommendation
	1. To elect three Class II directors to serve until the 2017 annual meeting	For all nominees
	2. To adopt our 2014 Equity and Cash Incentive Plan	For
	3. To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year	For
	4. To approve, on an advisory basis, the compensation of our named executive officers as disclosed in these materials	For

Q. How do I vote?	A. If you are a record holder, meaning your shares are registered in your name, you may vote:

(1)    Over the Internet: Go to the website of our tabulator, American Stock Transfer & Trust Company, at www.voteproxy.com. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions.

(2)    By Telephone: Call 1-800-Proxies (1-800-776-9437) toll free from the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions.

(3)    By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope. Your shares will be voted according to your instructions. If you sign and return your proxy card but do not specify how you want your shares voted, they will be voted as recommended by the Board.

(4) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.
If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1)    Over the Internet or by Telephone: You will receive instructions from your broker or other nominee stating if they permit Internet or telephone voting and, if they do, explaining how to do so. You should follow those instructions.

(2) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3)    In Person at the Meeting: You must contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. You will not be able to vote in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?	A. Yes. You may revoke your proxy and change your vote at any time before the meeting. To revoke your proxy and change your vote, you must do one of the following:
(1) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
(2) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.
(3) Attend the meeting, request that your proxy be revoked and vote in person as instructed above. Attending the meeting will not revoke your proxy unless you specifically request it.

Q. Will my shares be voted if I don’t return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by completing and submitting your proxy by mail or voting by ballot at the meeting.

If you hold your shares in “street name,” your brokerage firm or other nominee may be able to vote your shares for certain “routine” matters, even if you do not return your proxy. Only Proposal 3, ratification of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year, is considered a routine matter. Your broker or other nominee may not vote on non-routine matters without instructions from you. If you do not give your broker or other nominee instructions on how to vote your shares on a non-routine matter, the broker or other nominee will return the proxy card without voting on that proposal. This is called a “broker non-vote.”

We encourage you to provide voting instructions to your brokerage firm or other nominee by giving your proxy to them. This ensures that your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Q. How many shares must be present to hold the meeting?

A.     A majority of our outstanding shares of common stock must be present at the meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy by mail, or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or does not vote on one or more of the matters to be voted upon. “Broker non-votes,” described above, will be counted for purposes of determining whether a quorum is present at the meeting.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?

A.     Proposal 1—Election of Three Class II Directors

Since each Class II director nominee’s election is uncontested, each such nominee for director must receive more votes FOR such nominee’s election than votes AGAINST such nominee’s election. As mentioned above, Proposal 1, the election of directors, is not considered a routine matter. Therefore, if your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm or other nominee cannot vote your shares on Proposal 1. If you vote to ABSTAIN from voting for any nominee, your shares will not be voted for or against such nominee and will also not be counted as votes cast on such nominee’s election. As a result, “broker non-votes,” and votes to ABSTAIN, are not counted for purposes of electing directors and they will not affect the results of the vote.

You may:
• vote FOR a nominee;
• vote AGAINST a nominee; or
• ABSTAIN from voting on one or more nominees.

Proposal 2—Adoption of the 2014 Equity and Cash Incentive Plan

To approve Proposal 2, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. As mentioned above, Proposal 2 is not considered a routine matter. Therefore, if your shares are held by your broker or other nominee in “street name,” and you do not vote your shares, your brokerage firm or other nominee cannot vote your shares on Proposal 2. Shares held in “street name” by brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2, will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast on the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted for or against the proposal and will also not be counted as votes cast on the proposal. As a result, “broker non-votes” and votes to ABSTAIN will have no effect on the voting on this proposal.

Proposal 3—Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the votes cast on the matter must vote FOR the proposal. If your shares are held by your broker or other nominee in “street name,” and you do not vote your shares, your brokerage firm or other nominee may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on this proposal.

Although stockholder approval of our Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will review its future selection of Grant Thornton LLP in light of that voting result.

Proposal 4—Advisory Vote on Compensation of the Named Executive Officers

The vote on the compensation of our Named Executive Officers (as defined below) is a non-binding advisory vote. This means that the Board will not be required to take any action on this proposal regardless of the number of shares voted in favor of or against Proposal 4. However, our Board wants to understand the view of our stockholders on the Company’s executive compensation program, so your consideration and vote on this matter will be taken seriously by our Board. The votes that stockholders cast FOR Proposal 4 must exceed the number of votes that stockholders cast AGAINST Proposal 4 in order for Proposal 4 to pass. As mentioned above, Proposal 4 is not considered a routine matter. Therefore, if your shares are held by your broker or other nominee in “street name,” and you do not vote your shares, your brokerage firm or other nominee cannot vote your shares on Proposal 4. Shares held in “street name” by brokers or other nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 4, will not be counted as votes in favor of or against the proposal, and will also not be counted as votes cast on the proposal. If you vote to ABSTAIN on Proposal 4, your shares will not be voted for or against the proposal and will also not be counted as votes cast on the proposal. As a result, “broker non-votes” and votes to ABSTAIN will have no effect on the voting on this proposal.

Q. Are there other matters to be voted on at the meeting?

A.     We do not know of any matters that may come before the meeting other than the election of three Class II directors, the adoption of the 2014 Equity and Cash Incentive Plan, the ratification of the selection of our independent registered public accounting firm and the advisory vote on our executive compensation. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?

A.     We will report the voting results in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, within four business days after the conclusion of the annual meeting. If the official voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available.

Q. What are the costs of soliciting these proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile or in person, without additional compensation. In addition, we have retained Alliance Advisors, L.L.C. to solicit proxies by mail, courier, telephone and facsimile and to request brokers, custodians and fiduciaries to forward proxy soliciting materials to the owners of the stock held in their names. For these services, we will pay a fee of $7,000 plus expenses. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Delivery of Documents to Security Holders Sharing an Address

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or

Annual Report to Stockholders may have been sent to multiple stockholders in your household, unless we have received contrary instructions. We will promptly deliver a separate copy of either document to you if you request it by writing to or calling us at the following address or telephone number: 1301 McKinney Street, Suite 1800, Houston, Texas 77010, Attention: Investor Relations; (713) 651-4300. If you want to receive separate copies of this proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Stock Ownership of Certain Beneficial Owners and Management

This section provides information about the beneficial ownership of our common stock by our directors and executive officers. The number of shares of our common stock beneficially owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock options or other rights. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

The address for each person identified below is care of Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Throughout this proxy statement, the individuals who served as our Principal Executive Officer and Principal Financial Officer during fiscal year 2013, and each of our three other most highly compensated executive officers in fiscal year 2013, are referred to as the “Named Executive Officers” or “NEOs.”

Set forth below is certain information with respect to beneficial ownership of our common stock as of February 17, 2014 by each of our NEOs and each of our directors, as well as the directors and all executive officers as a group:

Name of Beneficial Owner	Number of Shares(1)	Percentage of Outstanding Shares(2)
Richard J. Alario(3)	1,909,175	1.24%
Lynn R. Coleman	91,966	*
Kevin P. Collins	110,390	*
William D. Fertig	183,804	*
W. Phillip Marcum	190,890	*
Ralph S. Michael, III(4)	144,687	*
William F. Owens	91,189	*
Robert K. Reeves	92,670	*
Mark H. Rosenberg	28,878
J. Robinson West	82,497	*
Arlene M. Yocum	91,966	*
Kim B. Clarke(5)	416,966	*
J. Marshall Dodson(6)	322,908
Kimberly R. Frye(7)	358,886	*
T. M. Whichard III(8)	455,489	*
Newton W. Wilson III(9)	850,159	*
Current Directors and Executive Officers as a group (18 persons, including the persons listed above)(10)	5,301,885	3.40%

*	Less than 1%

(1)	Includes all shares with respect to which each director or executive officer directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or the power to dispose or to direct the disposition of such shares. Includes shares that may be purchased under stock options that are exercisable as of or within 60 days after March 3, 2014.
(2)	An individual’s percentage ownership of common stock outstanding is based on 152,928,294 shares of our common stock outstanding as of February 17, 2014. Shares of common stock subject to stock options exercisable as of or within 60 days after March 3, 2014 are deemed outstanding for purposes of the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.
(3)	Includes 431,000 shares issuable upon the exercise of vested options. Also includes 503,055 shares of restricted stock that have not vested.
(4)	Includes 2,000 shares held jointly with Mr. Michael’s spouse.
(5)	Includes 190,812 shares of restricted stock that have not vested.
(6)	Includes 42,000 shares of common stock issuable upon the exercise of vested options. Also includes 240,967 shares of restricted stock that have not vested.
(7)	Includes 61,825 shares of common stock issuable upon the exercise of vested options. Also includes 159,699 shares of restricted stock that have not vested.
(8)	Amount of securities beneficially owned based on “exit” Form 4 filed on March 27, 2013 with the SEC.
(9)	Includes 197,250 shares of common stock issuable upon the exercise of vested options. Also includes 259,355 shares of restricted stock that have not vested.
(10)	Includes 732,075 shares of common stock issuable upon the exercise of vested options. Also includes 1,573,824 shares of restricted stock that have not vested.

The following table sets forth, as of February 17, 2014, certain information regarding the beneficial ownership of common stock by each person, other than our directors or executive officers, who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent
MHR Fund Management LLC(1)	17,484,343	11.5%
40 West 57th Street, 24th Floor
New York, NY 10019

BlackRock, Inc.(2)	8,607,985	5.7%
40 East 52nd Street
New York, NY 10022

(1)	Number of shares beneficially owned is based solely on a Schedule 13D/A filed with the SEC on August 14, 2013 on behalf of MHR Institutional Partners III LP, MHR Institutional Advisors III LLC, MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky, M.D. The Schedule 13D/A reports beneficial ownership, sole dispositive power and sole voting power of (i) 14,084,070 shares held by MHR Institutional Partners III LP and MHR Institutional Advisors III LLC and (ii) 17,484,343 shares held by MHR Fund Management LLC, MHR Holdings LLC and Mark H. Rachesky, M.D. We have not made any independent determination as to the beneficial ownership of each stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.
(2)	Number of shares beneficially owned is based solely on a Schedule 13G/A filed with the SEC on January 29, 2014, reporting ownership as of December 31, 2013. The Schedule 13G/A reports beneficial ownership and sole dispositive power of 8,607,985 shares held by BlackRock, Inc. and sole voting power over 8,119,263 shares held by Blackrock, Inc. We have not made any independent determination as to the beneficial ownership of such stockholder, and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

Stock Ownership Guidelines

We believe that the ownership of our stock by our executive officers and directors aligns their interests with those of our stockholders. Accordingly, the Board adopted stock ownership guidelines in August 2011, as amended in August 2012, that require our Chief Executive Officer, or CEO, Board members, and executive officers who are direct reports to our CEO or Chief Operating Officer to own shares of common stock at least equal in value to the following multiples of base salary or annual retainer (as applicable) by the later of December 31, 2016 or at the end of five years of continuous service:

Title	Stock Ownership Guideline
Chief Executive Officer	Six times annual base salary

Direct Reports of Chief Executive Officer or Chief Operating Officer	Three times annual base salary

Non-executive Board Member	Three times annual retainer

For purposes of calculating share ownership levels required by these guidelines, we include both vested and unvested restricted stock and restricted stock units, but we do not include unexercised stock options, cash-based performance units , SARs, or jointly-held stock. Stock ownership levels are calculated at year-end using the 12-month volume weighted average price of the Company’s common stock.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. Our bylaws provide that the number of directors constituting the Board will be determined by resolution of the Board. The Board has set the number of directors at eleven; however, the number of directors will be reduced to ten immediately prior to the election of directors at the annual meeting. There are presently four Class I directors, four Class II directors and three Class III directors. At the annual meeting, the terms of our Class II directors will expire. The Class II directors elected at this year’s annual meeting will serve three-year terms expiring at the annual meeting in 2017, until their successors are elected and qualified, or the earlier of their death, resignation or removal. The Class III and Class I directors will serve until the annual meetings of stockholders to be held in 2015 and 2016, respectively, until their respective successors are elected and qualified, or the earlier of their death, resignation or removal.

The current Class II directors are William D. Fertig, Robert K. Reeves, Mark H. Rosenberg and J. Robinson West. Each of Mr. Fertig, Mr. Reeves and Mr. Rosenberg has been nominated by the Board pursuant to the recommendation of the Corporate Governance and Nominating (“CGN”) Committee to be elected by the holders of our common stock to serve a three-year term as a Class II director. Mr. West has elected not to stand for re-election and his term will expire at the annual meeting. If you execute and return the enclosed proxy card, the proxies named therein will vote to elect as Class II directors William D. Fertig, Robert K. Reeves and Mark H. Rosenberg, unless you indicate on your proxy card that your shares should be voted against one or more of the nominees or to abstain from voting in the election of one or more of the nominees. Each of the nominees is currently a member of the Board and was previously elected to the Board at the annual meeting of stockholders held in 2011, except for Mr. Rosenberg who was elected to a new position on the Board on May 23, 2013. Our Board has determined that each of Mr. Fertig, Mr. Reeves and Mr. Rosenberg is independent under the rules of the New York Stock Exchange, or the NYSE and the definition of “independent director” as established by the Board.

Each of the nominees has indicated his or her willingness to serve, if elected. However, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board.

There are no family relationships between or among any of our officers and our directors, except that the son-in-law of Robert K. Reeves, a Class II director, is a non-officer employee of the Company. Robert K. Reeves is an executive officer of one of our customers. For additional information regarding these relationships, see the discussion below under the heading “Certain Relationships and Related Party Transactions” under “Corporate Governance.”

Director nominees are elected by a relative majority vote in uncontested director elections. Under this voting standard, in order to be elected in an uncontested election, our bylaws require that a director nominee must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. Under our Corporate Governance Guidelines, as a condition to being nominated, each incumbent director is required to submit an irrevocable letter of resignation that will become effective if stockholders do not re-elect the director and the Board determines to accept the resignation. If an incumbent director is not re-elected in an uncontested election, our CGN Committee will recommend to the Board the action to be taken with respect to such director’s resignation. The Board will act on the CGN Committee’s recommendation, and publicly disclose its decision and the rationale behind its decision, within 90 days after the date the election results are certified. Pending the determination of the Board and the CGN Committee, the director may remain active and engaged in Board activities, other than with respect to any deliberations or voting regarding whether to accept or reject his or her resignation.

Below are the names, ages and certain other information of each nominee for election as a Class II director and each continuing member of our Board, including information each director has given us about all positions he or she holds, his or her principal occupation and business experience for the past five years and the names of other publicly held companies of which he or she currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding each director’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our directors exhibit high standards of integrity, honesty and ethical values. Information with respect to the number of shares of common stock beneficially owned by each director as of March 3, 2014 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Nominees for Term Expiring in 2014 (Class II Directors)

William D. Fertig, age 57, has been a member of the Board since April 2000. He has been Co-Chairman and Chief Investment Officer of Context Capital Management, an investment advisory firm, since 2002. He serves as trustee for ProFunds and ProShares. From 1990 through April 2002, Mr. Fertig was a Principal and a Senior Managing Director of McMahan Securities, a broker dealer firm specializing in convertible, high-yield and derivative securities. Mr. Fertig previously served in various senior capacities at Drexel Burnham Lambert and Credit Suisse First Boston from 1980 through 1990. He holds a BS from Allegheny College and an MBA from the Stern Business School of New York University. We believe Mr. Fertig’s qualifications to serve on our Board include his investment and market expertise.

Robert K. Reeves, age 56, has been a member of the Board since October 2007. He is Executive Vice President, General Counsel and Chief Administrative Officer of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company. From 2004 to February 2007, Mr. Reeves served as Senior Vice President, Corporate Affairs & Law and Chief Governance Officer of Anadarko. Prior to joining Anadarko, he served as Executive Vice President, Administration and General Counsel of North Sea New Ventures from 2003 to 2004, and as Executive Vice President, General Counsel and Secretary of Ocean Energy, Inc. and its predecessor companies from 1997 to 2003, both energy exploration and production companies. Since 2008, Mr. Reeves has served as a director of Western Gas Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Partners, LP. Since 2012, Mr. Reeves has also served as a director of Western Gas Equity Holdings, LLC, a subsidiary of Anadarko and general partner of Western Gas Equity Partners, LP. He holds a BA and JD from Louisiana State University. We believe Mr. Reeves’ qualifications to serve on our Board include his experience in both legal and business matters as well as his upstream exploration and production experience.

Mark H. Rosenberg, age 52, has been a member of the Board since May 2013. Since 2002, he has been a Principal and Chief Operating Officer with MHR Fund Management LLC, an owner of greater than 10% of the Company’s common stock. From 2000 to 2001, Mr. Rosenberg was Vice President with CRT Capital Group LLC in Greenwich, CT. From 1991 to 2000, Mr. Rosenberg was President of Rosemark Management, Inc., manager of a portfolio of investments and operating businesses. Mr. Rosenberg serves as a director and a member of the Audit Committee and Compensation Committee of Northern Offshore Ltd. Previously, Mr. Rosenberg served on the boards of Ben Arnold Beverage Company of South Carolina until 2012 and Medical Nutrition USA, Inc. until its sale in 2010. Mr. Rosenberg graduated from the Wharton School, University of Pennsylvania and holds a BS in Economics. We believe Mr. Rosenberg’s qualifications to serve on our Board include his investment and market expertise.

Continuing Directors

Biographical and other information with respect to all members of the Board of Directors whose current terms will continue after the annual meeting is set forth below:

Directors Whose Term Expires in 2015 (Class III Directors)

Richard J. Alario, age 59, has been a member of the Board since May 2004. Mr. Alario joined Key as President and Chief Operating Officer effective January 1, 2004. On May 1, 2004, he was promoted to Chief Executive Officer and appointed to the Board. He was elected Chairman of the Board on August 25, 2004. Prior to joining Key, Mr. Alario was employed by BJ Services Company, an oilfield services company, where he served as Vice President from May 2002 after OSCA, Inc. was acquired by BJ Services. Prior to joining BJ Services, Mr. Alario had over 21 years of service in various capacities with OSCA, an oilfield services company, most recently having served as its Executive Vice President. He currently serves as chairman, director and executive committee member of the National Ocean Industries Association. He is also a director of Kirby Corporation and serves on its Audit Committee. He is a member of the Louisiana State University Forever LSU Foundation, a member of the Petroleum Equipment Suppliers Association, and a member of the American Association of Drilling Engineers. Mr. Alario was also a director of Seahawk Drilling, Inc., serving as Chair of its Compensation Committee and as a member of its Corporate Governance Committee from August 2009 until February 2011. Mr. Alario holds a BA from Louisiana State University. We believe Mr. Alario’s qualifications to serve on our Board include his extensive experience of over 30 years in the oilfield services business, including his service as Key’s President and Chief Executive Officer.

Ralph S. Michael, III, age 59, has been a member of the Board since March 2003. He has served as President and Chief Executive Officer of Fifth Third Bank, Cincinnati Region, since December 2010. Mr. Michael was President and Chief Operating Officer of the Ohio Casualty Insurance Company from July 2005 until its sale in August 2007. From 2004 through July 2005, Mr. Michael served as Executive Vice President and Manager of West Commercial Banking for U.S. Bank, National Association and then as Executive Vice President and Manager of Private Asset Management for U.S. Bank. He also served as President of U.S. Bank Oregon from 2003 to 2005. From 2001 to 2002, he served as Executive Vice President and Group Executive of PNC Financial Services Group, with responsibility for PNC Advisors, PNC Capital Markets and PNC Leasing. He is a director of AK Steel Corporation, Arlington Asset Investment Corporation, Cincinnati Bengals, Inc., CSAA Insurance Group and Xavier University. Previously, he served as a director for Integrated Alarm Services Group, Inc. from 2003 to 2007, for Ohio Casualty Corporation from 2002 to 2005 and FBR & Co. from 2010 until 2013. He holds a BA from Stanford University and an MBA from the Graduate School of Management of the University of California Los Angeles. We believe Mr. Michael’s qualifications to serve on our Board include the broad business and finance background obtained through his more than 30 years experience working in financial services, much of which has been in executive management positions, as well as his extensive experience as a corporate board member, including his service on our and other companies’ audit committees, all of which led to his designation as an “audit committee financial expert.”

Arlene M. Yocum, age 56, has been a member of the Board since October 2007. Ms. Yocum has been Executive Vice President, Managing Executive of Client Sales and Service for PNC’s Asset Management Group since 2003. Prior to that, she served as an Executive Vice President of PNC’s Institutional Investment Group from 2000 to 2003. Ms. Yocum was a director of Protection One, Inc until 2010. She holds a BA from Dickinson College and a JD from Villanova School of Law. We believe Ms. Yocum’s qualifications to serve on our Board include her extensive business experience, including her investment and finance expertise and her designation as an “audit committee financial expert,” as well as her knowledge of legal matters by virtue of her training as an attorney.

Directors Whose Term Expires in 2016 (Class I Directors)

Lynn R. Coleman, age 74, has been a member of the Board since October 2007. As a partner in the firm of Skadden, Arps, Slate, Meagher and Flom LLP, Mr. Coleman founded and led the firm’s energy practice for 20 years. He retired from the Skadden partnership in 2007. Prior to joining Skadden, Mr. Coleman served as the General Counsel of the U.S. Department of Energy and later as Deputy Secretary. From March 2008 through April 2010, Mr. Coleman served on the Supervisory Board of Lyondell Basell Industries, a large chemical company with operations in the U.S. and abroad. In May 2008, he also was appointed to the board of directors (non-executive Chair) of Total Holdings USA, Inc., a U.S. subsidiary of a large international oil company. In June 2010, Mr. Coleman was appointed to the board of directors of Defense Group Inc., a privately-owned corporation involved in defense and national security contracts, headquartered in Vienna, Virginia. In December 2012, Mr. Coleman was appointed to the board of directors of Standard Solar, Inc., a privately held corporation involved in development and installation of solar systems at the residential, commercial and municipal level. In

2007 and 2008, he was a lecturer at the University of Virginia School of Law, offering a seminar on energy and environmental law. He has also been appointed adjunct professor at the University of Texas School of Law offering a similar seminar. He holds an LLB degree from the University of Texas and a BA from Abilene Christian College. We believe Mr. Coleman’s qualifications to serve on our Board include his extensive experience practicing law in the energy industry, including his 20 years as a senior partner and leader of the energy practice at a prominent global law firm. He has wide ranging experience with energy transactions, litigation, government policy and regulation, in the U.S. and other countries. He has also served as managing partner and in similar management positions over other large groups of attorneys. His responsibilities in this capacity included decisions concerning strategic planning, hiring, partnership advancement, attorney evaluations, direction of work of other attorneys and management of client relationships.

Kevin P. Collins, age 63, has been a member of the Board since March 1996. He has been Managing Member of The Old Hill Company LLC since 1997, a company he founded that provides corporate finance and management consulting services. From 1979 until 1992, he worked for various financial institutions; from 1992 to 1997, he served as a principal of JHP Enterprises, Ltd.; and from 1985 to 1992, as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. Mr. Collins was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. From 2000 until 2010, Mr. Collins served as a director of the Penn Traffic Company. Mr. Collins was also a director of Applied Natural Gas Fuels, Inc. from November 2008 until October 2012. Mr. Collins was also a director of Antioch LLC from January 2009 until November 2013. Mr. Collins is also a director of PowerSecure International, Inc. He holds BS and MBA degrees from the University of Minnesota. Mr. Collins is a CFA Charterholder. We believe Mr. Collins’ qualifications to serve on our Board include his extensive knowledge of Key and our industry, his analytical business background, his experience working on strategic transactions, as well as his lending and advisory experience with large financial institutions and his extensive experience serving on boards of directors, including his service on our and other companies’ audit committees.

W. Phillip Marcum, age 70, has been a member of the Board since March 1996. He was a director of WellTech, Inc. from January 1994 until March 1996, when WellTech was merged into Key. From October 1995 until March 1996, Mr. Marcum was the non-executive Chairman of the Board of WellTech. Previously, from January 1991 until April 2007, when he retired, he was Chairman of the Board, President and Chief Executive Officer of PowerSecure International, Inc. (formerly known as Metretek Technologies, Inc., and prior to that, known as Marcum Natural Gas Services, Inc.). Mr. Marcum also serves as Chairman of the Board of Advanced Emissions Solutions, Inc. (formerly known as ADA-ES), a Colorado based company. From July 2007 until September 2013, Mr. Marcum served as Chairman of the Board of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.), a West Lake Village, California based company. Mr. Marcum is Chairman of the Board and Chief Executive Officer of Lilis Energy, Inc. (formerly Recovery Energy, Inc.), a Denver, Colorado based exploration and production company. He holds a BBA from Texas Tech University. We believe Mr. Marcum’s qualifications to serve on our Board include his experience serving on other public companies’ boards of directors and his extensive business knowledge working with other public companies in the energy industry, including his founding and running of Marcum Natural Gas Services, Inc., which has since grown into a public company known as PowerSecure International, Inc.

William F. Owens, age 63, has been a member of the Board since January 2007. He served as Governor of Colorado from 1999 to 2007, as Colorado State Treasurer from 1995 to 1999, and, prior to that, as a Colorado State legislator. Before his public service, Mr. Owens was on the consulting staff at Touche Ross & Co. (now Deloitte & Touche, LLP) and served as Executive Director of the Colorado Petroleum Association, which represented more than 400 energy firms doing business in the Rocky Mountains region. Currently, he is a Managing Director of Renew Strategies LLC, a Denver-based land and water development firm. Mr. Owens serves on the boards of Cloud Peak Energy Inc., Federal Signal Corporation and Bill Barrett Corporation. From 2007 through 2009, he served on the board of Highlands Acquisition Corp.; from 2007 through 2012, he served on the board of FESCO, a Russian company listed on the Moscow exchange; and from 2009 through 2011, he served on the board of Keating Capital, Inc. He holds a BS from Stephen F. Austin State University. He is also a

Senior Fellow at the University of Denver’s Institute for Public Policy Studies. We believe Mr. Owens’ qualifications to serve on our Board include his wide-ranging background and experience in business, public policy, management and energy.

Board Recommendation

The Board of Directors believes that approval of the election of William D. Fertig, Robert K. Reeves and Mark H. Rosenberg to serve as Class II directors is in the best interests of the Company and of our stockholders and therefore recommends a vote FOR each of the nominees.

CORPORATE GOVERNANCE

General

This section describes our principal corporate governance guidelines and practices. Complete copies of our Corporate Governance Guidelines, committee charters and codes of business conduct described below are available on our website at www.keyenergy.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010. Our Board strongly believes that good corporate governance is important to ensure that Key is managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth the procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualifications and responsibilities, Board committee responsibilities, holdover directors, director compensation and tenure, director orientation and continuing education, access to management and independent advisors, succession planning and management development, and Board and committee performance evaluations. The CGN Committee is responsible for assessing and periodically reviewing the adequacy of these guidelines and recommending proposed changes to the Board, as appropriate. The Corporate Governance Guidelines are posted on our website at www.keyenergy.com. We will provide these guidelines in print, free of charge, to stockholders who request them.

Director Independence

Under applicable rules of the NYSE, a director will only qualify as “independent” if our Board affirmatively determines that he or she has no direct or indirect material relationship with Key. In addition, all members of the Audit Committee, Compensation Committee and CGN Committee are required to meet the applicable independence requirements set forth in the rules of the NYSE and the SEC.

The Board has determined that, except for Mr. Alario, who serves as our President and CEO, each of our current directors is independent within the meaning of the foregoing rules. The Board considered Mr. Reeves’ position as an executive officer with one of our customers, Anadarko Petroleum Corporation, and determined that the relationship between Anadarko and Key does not affect Mr. Reeves’ independence. The Board considered the employment by Key of Mr. Reeves’ son-in-law, West P. Gotcher, and determined that the relationship between Mr. Reeves’ son-in-law and Key does not affect Mr. Reeves’ independence. The Board considered Mr. West’s position as director of one of our suppliers, Stewart & Stevenson LLC, and determined that the relationship between Stewart & Stevenson and Key does not affect Mr. West’s independence. As previously noted under the heading “Proposal 1—Election of Directors,” Mr. West is not standing for re-election to the Board. For additional information regarding the relationships of Mr. Reeves, see the discussion below under the heading “Certain Relationships and Related Party Transactions.”

Board Leadership Structure

We operate under a leadership structure in which our CEO also serves as Chairman of the Board. Our Board consists of Mr. Alario, the CEO and Chairman of the Board, and ten other directors; however the number of other directors will be reduced to nine immediately prior to the election of the Class II directors at the annual meeting. Our Corporate Governance Guidelines provide that, unless the Chairman of the Board is an independent director, the Board will select a Lead Director from among the independent directors to act as a liaison between the non-employee directors and management, chair the executive sessions of non-employee directors and consult with the Chairman of the Board on agendas for Board meetings and other matters. The Board has selected Mr. Michael as Lead Director. Our Corporate Governance Guidelines also provide that non-employee directors will meet in executive session on a regular basis without management present.

As described further below under “Board Committees,” we have five standing committees—the Audit Committee, the Compensation Committee, the Equity Award Committee, the CGN Committee and the Executive Committee. Other than the Executive Committee and the Equity Award Committee, on which Mr. Alario serves, each of the Board committees consists solely of independent directors, and each committee has a separate chair.

We believe that we are well-served by this leadership structure, which is a configuration commonly utilized by other public companies in the United States. We have a single leader for Key who sets the tone and has primary responsibility for our operations. We believe this structure provides clear leadership, not only for Key, but for our Board. General oversight of the business operations is provided by experienced independent directors with an independent Lead Director and separate committee chairs. We believe that having a combined Chairman / CEO, independent chairs for each of our Board committees (other than the Equity Award Committee and the Executive Committee) and an independent Lead Director provides the right form of leadership for Key and our stockholders.

Nevertheless, our Board believes that no single organizational model will provide the most effective leadership structure in all circumstances. Accordingly, the Board may periodically consider whether the offices of CEO and Chairman should continue to be combined and who should serve in such capacities, and it retains the authority to separate the positions of CEO and Chairman if it deems appropriate in the future.

Director Nomination Process

In considering whether to recommend a particular candidate for inclusion in the Board’s slate of recommended director nominees, our CGN Committee applies the criteria set forth in the guidelines contained in the Selection Process for New Director Candidates, which are available in the “Governance” section of our website, www.keyenergy.com. These criteria include the candidate’s integrity, business acumen, a commitment to understand our business and industry, experience, conflicts of interest and ability to act in the interests of all stockholders. The CGN Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. Any director nominee made by the CGN Committee must be highly qualified with respect to some or all of these criteria.

Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although there is no formal diversity policy, the Selection Process for New Director Candidates tasks the CGN Committee with recommending director candidates who will assist in achieving this mix of Board members having diverse professional backgrounds and a broad spectrum of knowledge, experience and capability. At least once a year, the CGN Committee reviews the size and structure of the Board and its committees, including recommendations on Board committee structure and responsibilities.

In accordance with NYSE requirements, the CGN Committee also oversees an annual performance evaluation process for the Board, the Audit Committee, the Compensation Committee and the CGN Committee. In this process, anonymous responses from directors on a number of topics, including matters related to experience of Board and committee members, are discussed in executive sessions at Board and committee meetings. Although the effectiveness of the policy to consider diversity of director nominees has not been separately assessed, it is within the general subject matter covered in the CGN Committee’s annual assessment and review of Board and committee structure and responsibilities, as well as within the Board and committee annual performance evaluation process.

Any stockholder entitled to vote for the election of directors may propose candidates for consideration for nomination for election to the Board. The CGN Committee will evaluate candidates proposed by stockholders in compliance with the guidelines contained in the Selection Process for New Director Candidates in the same manner as other candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election, then the candidate’s name will be included on our proxy card for the next annual meeting. Stockholders also have the right under our bylaws to directly nominate director candidates, without any action or recommendation on the part of the CGN Committee or the Board, by following the procedures set forth under the heading “Stockholder Proposals for the 2015 Annual Meeting” below. Candidates nominated by stockholders in accordance with procedures set forth in our bylaws will not be included on our proxy card for the next annual meeting.

Board Role in Risk Oversight

The Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to Key, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chair of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships. In addition, as part of its charter, the Audit Committee regularly reviews and discusses with management, our internal auditors and our independent registered public accounting firm, Key’s policies relating to risk assessment and risk management. The Compensation Committee also specifically reviews and discusses risks that relate to compensation policies and practices. During 2013, we continued to engage in a comprehensive enterprise risk management process by evaluating our existing and emerging risk exposures and then implementing appropriate design plans to manage such risks. The Board reviews this process with management on a quarterly basis.

Board Meetings and Attendance

The Board held seven meetings, either in person or by teleconference, during 2013. During that year, each of our directors attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. All of our directors attended the 2013 annual meeting, and we expect substantially all of our directors to attend the 2014 annual meeting.

Board Committees

The Board has established five standing committees—Audit Committee, Compensation Committee, Equity Award Committee, CGN Committee and Executive Committee. Current copies of the charters of each of the Audit, Compensation and CGN Committees are posted on the “Governance” section of our website, www.keyenergy.com.

The Board has determined that all of the members of each of the Board’s standing committees, other than the Executive Committee and Equity Award Committee, are independent under the NYSE rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

Audit Committee

The responsibilities of the Audit Committee include the following:

•	appointing, evaluating, approving the services provided by and the compensation of, and assessing the independence of, our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports from such firm;

•	reviewing with the internal auditors and our independent registered public accounting firm the overall scope and plans for audits, and reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	reviewing and discussing with management and the independent registered public accounting firm our system of internal controls, financial and critical accounting practices and policies relating to risk assessment and risk management;

•	reviewing the effectiveness of our system for monitoring compliance with laws and regulations;

•	reviewing, evaluating and discussing with management Key’s significant financing transactions; and

•	preparing the Audit Committee report required by SEC rules (which is included under the heading “Report of the Audit Committee” below).

The current members of our Audit Committee are Ms. Yocum and Messrs. Collins, Michael and Owens. Ms. Yocum is the chair of the Audit Committee. All members of the Audit Committee meet the financial literacy standard required by the NYSE rules and at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, as required by the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring that each public company disclose whether or not its audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by Key’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls over financial reporting; and

•	an understanding of audit committee functions.

The Board has determined that Ms. Yocum and Mr. Michael satisfy the definition of “audit committee financial expert,” and designated each of Ms. Yocum and Mr. Michael as an “audit committee financial expert.” In addition, the Board has determined that all members of the Audit Committee are independent under the listing standards of the NYSE and the rules of the SEC.

The Audit Committee held twelve meetings in 2013. In addition, members of the Audit Committee speak regularly with our independent registered public accounting firm and separately with the members of management to discuss any matters that the Audit Committee or these individuals believe should be discussed, including any significant issues or disagreements concerning our accounting practices or financial statements. For further information, see “Report of the Audit Committee” below.

The Audit Committee has the authority to retain legal, accounting or other experts that it determines to be necessary or appropriate to carry out its duties. We will provide the appropriate funding, as determined by the Audit Committee, for the payment of compensation to our independent registered public accounting firm and to any legal, accounting or other experts retained by the Audit Committee and for the payment of the Audit Committee’s ordinary administrative expenses necessary and appropriate for carrying out the duties of the Audit Committee.

The Audit Committee charter provides that no member of the Audit Committee may simultaneously serve on the audit committees of more than three public companies (including our Audit Committee) unless the Board has determined that such simultaneous service would not impair his or her ability to effectively serve on our Audit Committee. Currently, no member of the Audit Committee serves on the audit committees of more than three public companies.

The charter of our Audit Committee can be accessed on the “Governance” section of our website, www.keyenergy.com.

Compensation Committee

The Compensation Committee has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. The responsibilities of the Compensation Committee include the following:

•	reviewing and approving corporate goals and objectives relevant to the compensation of the CEO;

•	evaluating the CEO’s performance in light of corporate goals and objectives and, together with the other independent directors (as directed by the Board), determining and approving the CEO’s compensation level based on this evaluation;

•	reviewing and approving the compensation of senior executive officers other than the CEO;

•	reviewing and approving any incentive-compensation plans or equity-based plans;

•	overseeing the activities of the individuals and committees responsible for administering incentive-compensation plans or equity-based plans, including the 401(k) plan, and discharging any responsibilities imposed on the Compensation Committee by any of these plans;

•	approving any new equity compensation plan or any material change to an existing plan where stockholder approval has not been obtained;

•	in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing Key’s policies on structuring compensation programs to preserve tax deductibility;

•	making recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former senior executive officer or member of senior management of Key;

•	reviewing and recommending director compensation to the Board;

•	reviewing any potential conflicts of interest of our compensation consultant;

•	preparing an annual report of the Compensation Committee on executive compensation for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations; and

•	reviewing and approving the Compensation Disclosure and Analysis for inclusion in Key’s annual proxy statement or annual report in accordance with applicable SEC rules and regulations.

The current members of the Compensation Committee are Messrs. Reeves, Fertig, Marcum and West, all of whom are independent, non-employee members of the Board. Mr. Reeves is the chair of the Compensation Committee. No Compensation Committee member participates in any of our employee compensation programs other than the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan and the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan, and if approved, the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan, and prior grants under the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan and the Key Energy Group, Inc. 1997 Incentive Plan. The Compensation Committee held six meetings in 2013. Mr. West is not standing for re-election to the Board and will not be a member of the Compensation Committee after the date of the annual meeting.

The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate in order to carry out its responsibilities, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or executive officer compensation, this authority is vested solely in the Compensation Committee.

The charter of our Compensation Committee can be accessed on the “Governance” section of our website, www.keyenergy.com.

Equity Award Committee

Mr. Alario is the chair and sole member of the Equity Award Committee. Subject to certain exceptions and limitations, the Compensation Committee has delegated to the Equity Award Committee the ability to grant equity awards under our equity incentive plans to those employees who are not executive officers, usually in connection with new hires and promotions. During 2013, the Compensation Committee authorized the Equity Award Committee to make grants up to an aggregate of 150,000 stock options or shares of restricted stock to eligible employees under the annual approval authority for twelve months starting on January 21, 2013, but no more than 20,000 per grant or in the aggregate to any single employee during a twelve-month period. For 2014, the Compensation Committee reset this authority for a twelve-month period starting on January 30, 2014. In addition, on that same date, the Compensation Committee approved restricted stock, restricted stock units and performance unit grants to non-executive officer employees up to an aggregate amount, and authorized the Equity Award Committee to determine the individual grant amounts to each employee in its reasonable discretion in consultation with management. Reports of equity grants made by the Equity Award Committee are included in the materials presented at the Compensation Committee’s regularly scheduled meetings.

Corporate Governance and Nominating Committee

The responsibilities of the CGN Committee include the following:

•	identifying and recommending individuals to the Board for nomination as members of the Board and its committees, consistent with criteria approved by the Board;

•	developing and recommending to the Board corporate governance guidelines applicable to Key; and

•	overseeing the evaluation of the Board and management of Key.

The CGN Committee consists entirely of independent directors, as that term is defined by applicable NYSE rules. The current members of the CGN Committee are Messrs. Fertig, Coleman, Marcum and West. Mr. Fertig is the chair of the CGN Committee. The CGN Committee held five meetings in 2013. Mr. West is not standing for re-election to the Board and will not be a member of the CGN Committee after the date of the annual meeting.

The CGN Committee has the authority and funding to retain counsel and other experts or consultants, including the sole authority to select, retain and terminate any search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The charter of our CGN Committee can be accessed on the “Governance” section of our website, www.keyenergy.com.

Executive Committee

The Executive Committee’s membership consists of the CEO and Chairman of the Board, the Lead Director and the chair of each of the Audit Committee, Compensation Committee and CGN Committee. The Executive Committee only acts in place of the Board in situations where it may be impracticable to assemble the full Board to consider a matter on a timely basis. Any action by the Executive Committee will be promptly reported to the full Board. Currently, Messrs. Alario, Fertig, Michael and Reeves and Ms. Yocum serve on the Executive Committee. The Executive Committee held one meeting in 2013.

Code of Business Conduct and Code of Business Conduct for Members of the Board of Directors

Our Code of Business Conduct applies to all of our employees, including our CEO, CFO and senior financial and accounting officers. In addition, we have a Code of Business Conduct for Members of the Board of Directors. Among other matters, the Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors establish policies to deter wrongdoing and to promote both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, compliance with applicable laws, rules and regulations, full, fair, accurate, timely and understandable disclosure in public communications and prompt internal reporting of violations of the Codes of Business Conduct. We also have an Ethics Committee, composed of members of management, which administers our ethics and compliance program with respect to our employees. In addition, we provide an ethics line for reporting any violations on a confidential basis. Copies of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors are available on the “Governance” section of our website at www.keyenergy.com. We will post on our website all waivers to or amendments of our Code of Business Conduct and the Code of Business Conduct for Members of the Board of Directors that are required to be disclosed by applicable law and the NYSE listing standards.

Report of the Audit Committee

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2013 and has discussed these financial statements with the Company’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Grant Thornton LLP, the Company’s independent registered public accounting firm, various communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm also provided the Audit Committee with the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence). The Audit Committee has discussed with the independent registered public accounting firm their independence from Key.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

By the Audit Committee of the Board of Directors

Arlene M. Yocum, Chair

Kevin P. Collins

Ralph S. Michael, III

William F. Owens

Executive Officers

Below are the names, ages and certain other information on each of our current executive officers, other than Mr. Alario, whose information is provided above.

Newton W. “Trey” Wilson III, age 63, Executive Vice President and Chief Operating Officer. Mr. Wilson was appointed Executive Vice President and Chief Operating Officer on June 25, 2008. He joined Key as Senior Vice President, General Counsel and Secretary on January 24, 2005. Previously, Mr. Wilson served as Senior Vice President, General Counsel and Secretary of Forest Oil Corporation, an oil and gas exploration company which he joined in November 2000. Prior to joining Forest Oil, Mr. Wilson was a consultant to the oil industry as well as an executive for two oil and gas companies, Union Texas Petroleum and Transco Energy Company. Mr. Wilson received a BBA from Southern Methodist University and a JD from the University of Texas.

J. Marshall Dodson, age 43, Senior Vice President and Chief Financial Officer. Mr. Dodson was appointed Senior Vice President and Chief Financial Officer on March 25, 2013. Mr. Dodson joined Key as Vice President and Chief Accounting Officer on August 22, 2005 and served in that capacity until being appointed Vice President and Treasurer on June 8, 2009. From February 6, 2009 until Mr. Whichard’s election as Key’s new Chief Financial Officer on March 26, 2009, Mr. Dodson served in the additional capacity as interim principal financial officer. Prior to joining Key, Mr. Dodson served in various capacities at Dynegy, Inc., an electric energy production and services company, from 2002 to August 2005, most recently serving as Managing Director and Controller, Dynegy Generation since 2003. Mr. Dodson started his career with Arthur Andersen LLP in Houston, Texas in 1993, serving most recently as a senior manager prior to joining Dynegy, Inc. Mr. Dodson received a BBA from the University of Texas at Austin in 1993.

Kim B. Clarke, age 58, Senior Vice President, Administration and Chief People Officer. Ms. Clarke joined Key on November 22, 2004 as Vice President and Chief People Officer. She was elected as an executive officer in January 2005 and, since January 1, 2006, she has served as our Senior Vice President and Chief People Officer (as of March 25, 2009, her title was changed to Senior Vice President, Administration and Chief People Officer). Her responsibilities include Human Resources, Health, Safety and Environmental, Continuous Improvement, Operational Administration and Information Technology. Previously, from 1999 to 2004, Ms. Clarke served as Vice President of Human Resources for GC Services, a teleservicing and collection services company. Prior to that, she served in a number of senior level human resource roles for Browning Ferris Industries (BFI), a waste management company, from 1988 to 1997, and as BFI’s Vice President Human Resources from 1997 to 1999. She also currently serves as a director of ADES, Inc. Ms. Clarke’s 30 years of work experience also includes industry experience with Baker Service Tools and National Oilwell. Ms. Clarke holds a BS degree from the University of Houston.

Kimberly R. Frye, age 45, Senior Vice President, General Counsel and Secretary. Ms. Frye joined Key in October 2002 as Associate General Counsel and was promoted to her current position as Senior Vice President, General Counsel and Secretary in July 2008. Prior to joining Key, Ms. Frye was an attorney with Porter Hedges LLP where her practice focused principally on corporate and securities law. Prior to attending law school,

Ms. Frye worked as a federal bank examiner for the Federal Deposit Insurance Corporation. Ms. Frye received her BS in Corporate Finance and Investment Management from the University of Alabama in 1991 and her JD from the University of Houston in 1997.

Mark A. Cox, age 54, Vice President and Controller. Mr. Cox was appointed as Vice President and Controller on March 20, 2012, and serves as principal accounting officer. Mr. Cox joined Key as Vice President, Tax in October 2009. Prior to joining Key, he served from December 2008 to September 2009 as Chief Financial Officer for Recon International, a privately-held company providing construction services to military and private organizations in Afghanistan. From August 1990 through November 2008, Mr. Cox held a variety of positions with BJ Services Company, including Director of Tax, Middle East Region Controller and Assistant Corporate Controller. He also worked in the tax practice of Arthur Andersen LLP from 1986 to 1990. Mr. Cox is a CPA and received a Bachelor of Accountancy degree from Houston Baptist University in 1986.

Barry B. Ekstrand, age 56, Senior Vice President, CTS, FRS and Edge. Mr. Ekstrand joined Key as its Vice President, Coiled Tubing Services on May 7, 2012. Effective January 21, 2013, he was appointed Senior Vice President, CTS, FRS and Edge. Prior to joining Key, he served as President of CRS Proppants since May 5, 2010. Mr. Ekstrand also has served in various capacities at Weatherford International from 2002 to 2010, including Global Vice President of Reservoir Stimulation & Pressure Pumping. Prior to joining Weatherford, he served 22 years at Halliburton Energy Services, including positions in technology, operations, planning, business development and engineering. He received his BS in Chemical Engineering from California State Polytechnic University at Pomona and his MBA from California State University at Bakersfield.

Jeffrey S. Skelly, age 56, Senior Vice President, Rig Services, Fluid Management Services and Operations Support. Mr. Skelly joined Key as its Senior Vice President, Rig Services effective on June 21, 2010. He currently serves as Senior Vice President, Rig Services and Operations Support. Mr. Skelly’s previous role was that of Chief Operating Officer at GEODynamics, a technology company focused on perforating systems and solutions, from November 2007 to January 2010. Previously, he was President for Expro Group’s Western Hemisphere Operations from January 2005 to June 2007. Mr. Skelly has also served in several roles at Halliburton including Global Manufacturing Operations Manager, Global Product Manager for Logging and Perforating, and Regional Manager of Wireline and Testing for the Middle East. Mr. Skelly began his career in the oil and gas services business after earning a B.S. Degrees in Civil Engineering and Ocean Engineering from Florida Institute of Technology. After college, he joined Schlumberger and held various positions at Schlumberger over the next 15 years including Field Engineer, Technical Manager, Field Service Manager, District Manager, Area Operations Manager, and Sales Manager.

Fees of Independent Registered Public Accounting Firm

Audit Fees

Effective December 1, 2006, Grant Thornton LLP was engaged as our independent registered public accounting firm. The following table sets forth the fees for the fiscal period to which the fees relate. The Audit Committee approved all such fees in accordance with the Audit and Non-Audit Services Pre-Approval Policy described below.

	2013(1)	2012(2)
Audit fees	$2,201,185	$2,408,118
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$2,201,185	$2,408,118

(1)	Includes fees of $17,158 for the 2013 statutory audit of our Colombian subsidiaries, fees of $97,286 for the 2013 statutory audit of our Mexican subsidiaries, and fees of $6,996 for the 2013 statutory audit of our Oman operations.

(2)	Includes fees of $44,238 for the 2012 statutory audit of our Canadian subsidiaries, fees of $93,342 for the 2012 statutory audit of our Mexican subsidiaries, and fees of $5,455 for the 2012 statutory audit of our Oman operations.

Audit fees consist of professional services rendered for the audit of our annual financial statements, the audit of the effectiveness of our internal control over financial reporting and the reviews of the quarterly financial statements. This category also includes fees for issuance of comfort letters, consents, assistance with and review of documents filed with the SEC, statutory audit fees, work done by tax professionals in connection with the audit and quarterly reviews and accounting consultations and research work necessary to comply with the standards of the Public Company Accounting Oversight Board. Fees are generally presented in the period to which they relate as opposed to the period in which they were billed. Other services performed include certain advisory services and do not include any fees for financial information systems design and implementation.

Policy for Pre-Approval of Audit and Non-Audit Fees

The Audit Committee has an Audit and Non-Audit Services Pre-Approval Policy. The policy requires the Audit Committee to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. Under the policy, the Audit Committee establishes the audit, audit-related, tax and all other services that have the approval of the Audit Committee. The term of any such pre-approval is twelve months from the date of pre-approval, unless the Audit Committee adopts a shorter period and so states. The Audit Committee will periodically review the list of pre-approved services and will add to or subtract from the list of pre-approved services from time to time. The Audit Committee will also establish annually pre-approval fee levels or budgeted amounts for all services to be provided by the independent registered public accounting firm. Any proposed services exceeding these levels or amounts will require specific pre-approval by the Audit Committee.

The Audit Committee has delegated to its chair the authority to pre-approve services, not previously pre-approved by the Audit Committee, that involve aggregate payments (with respect to each such service or group of related services) of $50,000 or less. The chair will report any such pre-approval to the Audit Committee at its next scheduled meeting.

The policy contains procedures for a determination by the CFO that proposed services are included within the list of services that have received pre-approval of the Audit Committee. Proposed services that require specific approval by the Audit Committee must be submitted jointly by the independent registered public accounting firm and the CFO and must include backup statements and documentation regarding the proposed services and whether the proposed services are consistent with SEC and NYSE rules on auditor independence.

Certain Relationships and Related Party Transactions

Our Affiliate Transaction Policy requires advance review and approval of any proposed transactions (other than employee or director compensation) between Key and an affiliate of Key. For this purpose, affiliates include major stockholders, directors and executive officers and members of their immediate family (including in-laws), nominees for director, and affiliates of the foregoing persons, as determined in accordance with SEC rules. In determining whether to approve an affiliate transaction, the Board will use such processes it deems reasonable in light of the circumstances, such as the nature of the transaction and the affiliate involved, which may include an analysis of any auction process involved, an analysis of market comparables, use of an appraisal, obtaining an investment banking opinion or a review by independent counsel. The policy requires the Board to determine that, under all of the circumstances, the covered transaction is in, or not inconsistent with, the best interests of Key, and requires approval of covered transactions by a majority of the Board (excluding any interested directors). The Board, in its discretion, may delegate this authority to the CGN Committee or another committee comprised solely of independent directors, as appropriate.

In addition, we require each of our directors and executive officers to complete an annual Directors and Officers Questionnaire to describe certain information and relationships (including those involving their immediate family members) that may be required to be disclosed in our Form 10-K, annual proxy statement and other filings with the SEC. Director nominees and newly appointed executive officers must complete the questionnaire at or before the time they are nominated or appointed. Directors and executive officers must immediately report to Key any changes to the information reported in their questionnaires arising throughout the year, including changes in relationships between immediate family members and Key, compensation paid from third parties for services rendered to Key not otherwise disclosed, interests in certain transactions and other facts that could affect director independence. Directors are required to disclose in the questionnaire, among other things, any transaction that the director or any immediate family member has entered into with Key or relationships that a director or an immediate family member has with Key, whether direct or indirect. This information is provided to our legal department for review and, if required, submitted to the Board for the process of determining independence.

Transactions with Related Persons

Mr. Reeves joined our Board in October 2007 and is currently an executive officer with Anadarko, one of our customers. During the fiscal year ended December 31, 2013, Anadarko purchased services from us for approximately $41.2 million, which is less than 1% of Anadarko’s revenue for 2013. In addition, Mr. Reeves’ son-in-law, West P. Gotcher, who had been an employee of Edge Oilfield Services, LLC, joined the Company as a non-officer employee upon our acquisition of Edge in August 2011. Mr. Gotcher’s total compensation received from the Company in 2013 was approximately $133,000. Both relationships were reviewed and approved under the Affiliate Transaction Policy. The Board has determined that our relationships with such related parties do not affect the independence of Mr. Reeves and that Mr. Reeves qualifies as “independent” in accordance with NYSE listing standards.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid to our Named Executive Officers for 2013. Our 2013 Named Executive Officers are:

•	Richard J. Alario, our President and Chief Executive Officer;

•	J. Marshall Dodson, our current Senior Vice President and Chief Financial Officer;

•	T.M. Whichard III, our former Senior Vice President and Chief Financial Officer;

•	Newton W. Wilson III, our Executive Vice President and Chief Operating Officer;

•	Kim B. Clarke, our Senior Vice President, Administration and Chief People Officer; and

•	Kimberly R. Frye, our Senior Vice President, General Counsel and Secretary.

On March 25, 2013, Mr. Whichard retired, effective immediately, as Senior Vice President and Chief Financial Officer. J. Marshall Dodson, who had been serving as our Vice President and Treasurer, was appointed to replace Mr. Whichard as Senior Vice President and Chief Financial Officer.

In this Compensation Discussion and Analysis, we first provide an executive summary of our actions and results from 2013 related to executive compensation. We next explain the factors affecting our compensation decisions, results from 2013 and changes for the 2014 executive compensation program. We will also explain our principles that guide our Compensation Committee’s executive compensation decisions, including the compensation philosophy. We encourage you to read the entirety of the executive compensation discussion.

Executive Summary

Pay for Performance Philosophy

We are committed to providing value to our shareholders. We believe that our executive compensation program fairly and appropriately compensates our executive officers. The core principle of our executive compensation philosophy is to pay for performance. Accordingly, our executive compensation program is heavily weighted toward “at-risk” performance-based compensation. We have three principal elements of total direct compensation: base salary, annual incentive compensation and long-term incentive compensation. These elements provide our compensation committee with a platform to reinforce our pay-for-performance philosophy while addressing our business needs and goals with appropriate flexibility.

To illustrate our pay for performance philosophy, the following charts set forth each element as a proportion of the total direct compensation (“TDC”) that the CEO and the other NEOs were targeted to receive for 2013, of which 84% of our CEO’s TDC and, on average, 76% of our other NEO’s TDC was at-risk, performance based and not guaranteed.

Realized Compensation Reflects Alignment with Stockholders

At the Company, a substantial portion of the compensation granted by the Compensation Committee to the CEO and reported in the Summary Compensation Table represents an incentive for future performance, not current cash compensation. This analysis demonstrates the link with performance compensation. The table below sets forth the difference between pay shown in the Summary Compensation Table (“Reported Compensation”) and the actual pay realized by the CEO for fiscal years 2013, 2012 and 2011:

Year of Compensation	Reported Total Direct Compensation	Realized Total Direct Compensation	Realized Pay vs. Reported Pay
2013	$5,651,334	$3,771,010	-$1,880,325
2012	$4,539,063	$3,480,585	-$1,058,478
2011	$6,461,758	$8,267,959	$1,806,201

Realized compensation is different than Reported compensation as disclosed in the Summary Compensation Table on page 39.

Reported Compensation—the total compensation based on the current reporting rules for the Summary Compensation Table to be disclosed by a Company. Specifically, Reported Compensation includes the “grant date fair value” of equity awards (i.e. restricted stock and performance shares), rather than actual shares vested or earned at the year end closing price.

Realized Compensation—the total compensation actually received by the executive during the fiscal year, including base salary, the current bonus cash payout, restricted stock that vested in the current year, and performance shares vested in the current year (assuming performance was achieved), at the year end closing stock price and all other compensation amounts realized in the current year. This excludes the value of newly awarded/unvested restricted stock and performance share grants, change in pension value, that will not actually be received until a future date depending upon performance.

A realized compensation analysis measures the value of long-term compensation as it is earned rather than the value at the time of the grant. The table below further illustrates the difference in realized pay versus reported pay for the calendar years 2011- 2013:

Note: The realized long-term incentive values which were determined within the Realized TDC for the chart above by the restricted stock shares and the performance shares vested in each of the years at the year end stock price.

As Key is ultimately focused on the interests of the shareholder, the executive team, namely the CEO, has their compensation they realize linked to the performance of the Company’s total shareholder return and other performance metrics as described in the summary of compensation components below. As such, we have provided the chart below which details the performance of total shareholder return (“TSR”) over the past three years, in comparison to reported compensation and the compensation that was actually realized by the CEO in order to illustrate the compensation plans are in alignment with shareholder return:

Note: The total shareholder return (“TSR”) is the value of the stock performance between January 1st and year end. The realized long-term incentive values which were determined within the Realized TDC for the chart above by the restricted stock shares and the performance shares vested in each of the years at the year end closing stock price.

Executive Compensation Principles

As discussed in greater detail in this Compensation Discussion & Analysis, we believe that our compensation practices align the interest of our executives to that of our stockholders to drive performance. An overview of the practices we have implemented to drive behavior and value are highlighted below.

We Pay for Performance.

✓	84% of our CEO’s (and 76% on average for our other NEO’s) total direct compensation is “at-risk.”

✓	We set clear financial goals to determine bonus payments, and we did not payout the financial portion of our bonuses in 2013 where the goals were missed.

✓	We do not pay guaranteed or retention bonuses for executive officers.

✓	We provide minimal perquisites to our executive officers.

✓	We revised our financial measure that demonstrates strong relationship with changes in market value over time and provides greater transparency for our stockholders.

✓	CEO long-term incentive awards targeted at 50% performance based, up from 20% in 2012.

We Follow Preferred Compensation Practices.

✓	We pay our cash incentive plan on an annual basis with established criteria.

✓	We prohibit hedging transactions and short sales by our executive officers and directors.

✓	We limit our severance multiplies to not greater than 3.0 times.

✓	We do not permit the repricing of underwater stock options.

✓	Our equity incentive plans do not allow for share recycling, other than for adding back shares that have forfeited or terminated for some other reason.

✓	Severance payments are “double trigger” arrangements after a change of control.

✓	We have minimum vesting requirements of 3 years for all equity-based awards to our executive officers.

✓	We have equity ownership guidelines for both our executive officers and directors: 6x base salary for CEO, 3x for NEO, 3x annual retainer for outside directors.

✓	We eliminated excise tax gross-ups for any future employment agreements.

✓	We are requesting an increase to our equity plans to allow for stock based performance units.

✓	We seek to mitigate undue risk associated with compensation, including caps, retention provisions, multiple performance targets and robust checks and balances to ensure employees do not take on unnecessary financial, safety or environmental risks

✓	We evaluate share utilization to ensure burn rate and shareholder value dilution is within peer and industry norms.

✓	All equity grants, including performance- based grants are subject to “clawback” and “detrimental activities” provisions under certain circumstances.

We Follow Best Governance Practices.

✓	Our compensation committee is comprised of only independent directors.

✓	We seek to mitigate undue risk associated with compensation, including caps on payments and robust board and management processes to identify risk.

✓	Our Compensation Committee engages an independent compensation consultant, and meets with the consultant in executive session.

✓	We regularly review the executive’s compensation with the peer group, which is also analyzed to ensure it is appropriate.

Business Highlights of 2013

Industry conditions are influenced by a number of factors, such as the domestic and international supply and demand for oil and natural gas, competition, domestic and international economic conditions, political instability in oil producing countries and merger, acquisition and divestiture activity among E&P companies.

Over the course of 2013, U.S. customer demand remained at a relatively stable level despite historically high oil prices. In addition, while customer demand as measured by the Baker Hughes land drilling rig count was flat across 2013, competition was intense, as the oilfield services industry that had supported a higher demand level in 2012 competed for work. The influx of equipment into the areas of higher demand drove competition for not only activity but people as well.

As a result of the change in market conditions, management made several changes in the U.S. business to position Key for success in a market of flat demand and intense competition. These changes included:

•	Reducing corporate overhead;

•	Reducing costs in field locations and field management;

•	Revamping the Company’s sales organization to better compete in the flat demand environment; and

•	Consolidating the Company’s Fluid Management Services with Rig Services in order to achieve operational and financial efficiencies

Management also made changes to ensure that the Company’s assets and infrastructure were aligned to improve cash flows from investments the Company has made. As a result of these changes, the Company’s U.S. business improved over the course of 2013.

Internationally, the Company’s largest customer, accounting for 12.1% of the Company’s consolidated revenues in 2012, informed management early in the second quarter of 2013 that it would be significantly reducing its activity in the North Region of Mexico and deferring payment on amounts it owed service providers due to an overspending of its 2012 budget. As a result, over the course of 2013, we reduced staffing in Mexico by 85% and accelerated our efforts to diversify the international business away from the North Region of Mexico to other customers and regions in Mexico, as well as expanding operations in Colombia and beginning a new operation in Ecuador. Profits were impacted by the overall lower activity in Mexico as well as cost inefficiencies due to activity declines and severance impacts. Profits were further impacted by the costs to relocate equipment and the start up cost inefficiencies in other markets.

Despite these volatile market factors, our management team delivered the following financial and operational performance in 2013:

•	Recorded the lowest total recordable incident rate (“TRIR”) in Company history;

•	Improved U.S. operating income margins 340 basis points over the course of 2013;

•	Relocated 10 rigs outside of Mexico, expanding presence in Colombia and Ecuador; and

•	Reduced capital spending to reduce leverage.

In 2013, our NEOs effectively managed the execution of the Company’s business and made strategic decisions that enabled achievement of the results noted above. We also made meaningful progress against our long-term strategy to improve our balance sheet and deploy capital and continue to drive favorable, long-term stockholder returns. In our International segment, we leveraged our existing infrastructure while faced with rapidly dropping activity. These results were significant given the unique oilfield services business cycle we witnessed in 2013.

Compensation Philosophy

In order to recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives. We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs. The purpose of our compensation program is to reward exceptional organizational and individual performance. Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•	Attracting and retaining key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of Key;

•	Motivating management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlating a portion of management’s compensation to measurable performance, including specific financial and operating goals—paying for performance;

•	Evaluating and rating performance relative to the existing market conditions during the measurement period; and

•	Setting compensation and incentive levels that reflect competitive market practices.

We want our executives to be motivated to achieve our short- and long-term goals, without sacrificing our financial and corporate integrity in trying to achieve those goals. While an executive’s overall compensation should be strongly influenced by the achievement of specific financial targets, we believe that an executive must be provided a degree of financial certainty and stability in his or her compensation. The design and operation of the compensation arrangements provide the executives with incentives to engage in business or other activities that would support the value of Key or its stockholders. One mechanism to achieve this arrangement is our stock ownership guidelines. See “Stock Ownership of Certain Beneficial Owners and Management—Stock Ownership Guidelines” above.

The principal components of our executive compensation program are base salary, cash incentive bonuses and long-term incentive awards in the form of equity, including performance-based equity. We blend these elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders. To understand our compensation philosophy, it is important to note that we believe compensation is not the only manner in which we attract people to Key. We strive to hire and retain talented people who are compatible with our corporate culture, committed to our core values, and who want to make a contribution to our mission.

2013 Executive Compensation Highlights

We achieved strong operational performance during 2013; however, our financial performance fell short of our goal. As a result:

•	No NEO was paid any cash bonus for the financial metric of the annual cash bonus plan; and

•	No payments were made with respect to performance units that were granted in 2013.

More details regarding our 2013 performance and executive compensation can be found below. We encourage you to read this section in conjunction with the advisory (nonbinding) vote with respect to the compensation of our NEOs described below. See “Compensation of Executive Officers—Summary Compensation Table” and other related compensation tables and narrative disclosure in the “Compensation of Executive Officers” section below.

Elements of Compensation

The annual compensation program for our senior executives consists principally of the following components:

•	base salaries;

•	cash bonus incentive plan; and

•	long-term equity-based incentive compensation.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation and is reflected in his or her employment agreement. Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses performed by an independent consultant engaged by the Compensation Committee, and qualitative, including the Compensation Committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

The Compensation Committee, effective January 2014, approved base salary increases for certain NEOs, which represented a salary increase of 7.14% and 4.32% for J. Marshall Dodson and Kimberly Frye, respectively. These increases brought these executives to the market 50th percentile for salaries as compared to our peers. No other NEO, including the CEO, received a base salary increase for 2013.

Name	2013 Base Salaries	2014 Base Salaries	% Increase
Richard J. Alario	$865,000	$865,000	0%
J. Marshall Dodson	$350,000	$375,000	7.14%
Newton W. Wilson III	$496,460	$496,460	0%
Kim B. Clarke	$360,150	$360,150	0%
Kimberly R. Frye	$330,720	$345,000	4.32%

Cash Bonus Incentive Plan

The cash bonus incentive plan provides variable cash compensation earned only when established performance goals are achieved. It is designed to reward the plan participants, including the NEOs, who have achieved certain corporate and executive performance objectives and have contributed to the achievement of certain objectives of Key. The cash bonus incentive plan is measured on an annual basis and is designed to pay-for-performance and align our executive compensation with stockholder interests.

Under this cash compensation program, each executive has the opportunity to earn a cash incentive compensation bonus based on the achievement of pre-determined operating and financial performance measures and other performance objectives established by the Compensation Committee. For 2013, each performance measure and related performance objective is independent of the results of the other performance measures. The cash bonus incentive plan goals for 2013 were as follows:

Cash Bonus Incentive Plan Measurements

PBT	The financial target is based on profit before taxes, or PBT. We calculate this financial target as net income before income taxes, amounts attributable to noncontrolling interests and the results of discontinued operations. We also exclude certain non-recurring gains, losses or costs, such that it is reflective of the operational income of the company.

Safety	This goal represents the improvement required, or desired result, in the Occupational Safety and Health Administration, or OSHA, total recordable incident rate. OSHA total recordable incident rates are determined by measuring the number of injury incidents involving our employees against the number of exposure hours worked. Incidents that are considered recordable include injuries resulting in a fatality, an employee missing work, an employee having to switch to “light” duty or restricted work or an employee requiring medical treatment.

Additional Individual Objectives	Individual performance goals are based on individual objectives for each NEO specific to his or her area of expertise and oversight that are consistent with strategic plan objectives, such as the implementation of a new corporate-wide initiative, system or policy. The Compensation Committee sets, to the extent it deems appropriate, the individual targets for the CEO. The individual objectives for all other NEOs are set by the CEO.

Our financial performance target and safety target are determined using the Company’s budget and operating plan, respectively, for the subsequent year for which the bonuses are being paid. The operating budget is approved by the Board each year. The Compensation Committee then establishes a threshold and a target percentage of financial performance for the period. The cash bonus incentive plan incorporates weightings with respect to each of the performance measurements.

The Compensation Committee reviews all performance goals at the beginning of the period and authorizes payment following the end of the period. Under our incentive compensation program, the Compensation Committee has discretion to adjust targets, as well as individual awards, either positively or negatively.

Long-Term Equity-Based Incentive Compensation

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders and to retain our executives and employees over the long term. We want our executives to be focused on increasing stockholder value. In order to encourage and establish this focus on stockholder value, during 2012, we used the Key Energy Services, Inc. 2007 Equity and Cash Incentive Plan (the “2007 Plan”), the Key Energy Services, Inc. 2009 Equity and Cash Incentive Plan (the “2009 Plan”) and the Key Energy Services, Inc. 2012 Equity and Cash Incentive Plan (the “2012 Plan,” and together with the 2007 Plan and the 2009 Plan, the “Equity Plans”) as long-term vehicles to accomplish this goal. On January 30, 2014, subject to stockholder approval at the annual meeting on May 15, 2014, we adopted the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan, which we refer to as the 2014 Plan. For more information on the 2014 Plan, see “Proposal 2—Adoption of the 2014 Equity and Cash Incentive Plan.”

To promote our long-term objectives, equity awards are made under the Equity Plans to directors, executive officers and other employees who are in a position to make a significant contribution to our long-term success. The terms of the Equity Plans are substantially the same, and each provides that the Compensation Committee has the authority to grant participants different types of equity awards, including non-qualified and incentive stock options, common stock, restricted stock, restricted stock units, performance compensation awards and stock appreciation rights (or “SARs”). Because equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period. Since adoption of the respective Equity Plans, only stock options and restricted stock have been granted under the 2007 Plan, and only restricted stock, restricted stock units and performance units have been granted under the 2009 Plan and the 2012 Plan.

The following types of awards are available for grant under the Equity Plans:

Restricted Stock. Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment. Typically the restricted stock we grant to our executives vests at a rate of one-third per year over a three-year term.

We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other oilfield service companies with whom we compete for executive talent.

Performance Units. Performance units provide a cash incentive award, the unit value of which is determined with reference to the value of our common stock. The performance units are measured based on two performance periods. One half of the performance units are measured based on a performance period consisting of the first year after the grant date, and the other half are measured based on a performance period consisting of the second year after the grant date. At the end of each performance period, subject to review and certification of results by our Compensation Committee, performance units subject to that performance period vest based on the relative placement of Key’s total stockholder return within a peer group of companies.

Total stockholder return is calculated with respect to each performance period, for Key and each other company in the peer group, based on the change in (i) the average closing price of common stock for the 30 trading days immediately preceding the grant date and (ii) the average closing price of common stock for the last 30 trading days before the end of the applicable performance period (adding to such amount, if any, dividends paid per share by any of the companies during the applicable performance period).

The peer group for the performance units consists of the group of eleven companies used for comparative market data analyses in connection with setting compensation levels, which is listed and discussed below under the heading “The Role of Compensation Consultants.”

The number of performance units that may be earned by a participant is determined at the end of each performance period based on the relative placement of Key’s total stockholder return for that period within the peer group, as follows:

Company Placement In Proxy Peer Group for the Performance Period	Percentile Ranking In Proxy Peer Group	Performance Units Earned as a Percentage of Target
First	100%	200%
Second	91%	180%
Third	82%	160%
Fourth	73%	140%
Fifth	64%	120%
Sixth	55%	100%
Seventh	45%	75%
Eighth	36%	50%
Ninth	27%	25%
Tenth	18%	0%
Eleventh	9%	0%
Twelfth	0%	0%

If any performance units are earned based on the above criteria for one or both of the performance periods, then the participant will be paid, within 60 days following the end of the applicable performance period, a cash amount equal to the number of units earned multiplied by the closing price of our common stock on the last trading day of that performance period (subject to the participant’s continuing employment through the payment date, except that payment will still be made in the case of the participant’s death or disability following the end of the performance period but prior to the payment date).

We believe that awards of performance units provide a significant incentive for senior executives to remain employed and to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We intend to settle future performance units with shares of the Company’s common stock once the proposed stock plan is approved by shareholders.

Stock Options. Stock options represent rights to purchase shares of our common stock at a set price at some date in the future, not to exceed ten years from the date of grant (except for incentive stock options granted to a stockholder holding 10% or more of our common stock, the term of which may not exceed five years from the grant date). Stock options are granted with an exercise price equal to the closing stock price on the date of the grant (except for incentive stock options granted to a stockholder holding 10% or more of our common stock, the exercise price for which may not be less than 110% of the fair market value on the date of grant). Although no performance-vesting criteria are applied to our stock option awards, we believe that stock options represent a powerful performance incentive, as the options become valuable only to the extent that our stock price increases following the date of grant.

Stock Appreciation Rights. SARs entitle the recipient to receive the difference between the exercise price and the fair market value of a share of our common stock on the date of exercise, multiplied by the number of shares of common stock for which the SAR was exercised. The exercise price is equal to the closing stock price on the date of grant. The exercise price for a SAR may be settled in cash, shares of our common stock or a combination thereof. Although no SARs have been granted under the 2007 Plan or the 2009 Plan, SARs granted under the Key Energy Group, Inc. 1997 Incentive Plan remain outstanding. Currently outstanding SARs were granted with three-year ratable vesting schedules and 10-year terms.

Clawback Policy. To date, our Board of Directors has not adopted a formal “clawback” policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, all equity award agreements, including those related to performance-based grants, are subject to “clawback” and “detrimental activities” provisions that allow us to reclaim previously granted equity under certain circumstances.

2013 Compensation Results and Decisions

Annual Cash Bonus Incentive Plan Results for the Year Ended December 31, 2013

In 2013, the NEO’s had the following bonus thresholds, targets, and maximums:

2013 Bonus Opportunity
Participant	Threshold	Target	Maximum
Richard J. Alario	25%	125%	250%
J. Marshall Dodson	20%	80%	160%
Newton W. Wilson III	20%	90%	160%
Kim B. Clarke	20%	75%	160%
Kimberly R. Frye	20%	75%	160%

For 2013, the Company fell short of its profit before taxes, or PBT, goal, and, as such, no payment was made with respect to that performance metric. However, the Company achieved its safety performance goal and therefore payment was made for successfully achieving that goal. In addition, each NEO had the opportunity to achieve payment for his or her respective individual performance targets. The bonus opportunities with respect to each performance metric and the payments earned by each NEO in 2013 under the annual cash bonus incentive plan were as follows:

Richard J. Alario

Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
PBT	$865,000	50%	$540,625	$1,081,250	$0
Safety	$865,000	25%	$270,313	$540,625	$459,431
Individual	$865,000	25%	$270,312	$540,625	$270,317

Total Bonus			$1,081,250	$2,162,500	$729,844

J. Marshall Dodson

Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
PBT	$350,000	50%	$140,000	$280,000	$0
Safety	$350,000	25%	$70,000	$140,000	$119,000
Individual	$350,000	25%	$70,000	$140,000	$70,000

Total Bonus			$280,000	$560,000	$189,000

Newton W. Wilson III

Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
PBT	$496,460	50%	$223,407	$397,168	$0
Safety	$496,460	25%	$111,704	$198,584	$172,520
Individual	$496,460	25%	$111,703	$198,584	$111,703

Total Bonus			$446,814	$794,336	$284,223

Kim B. Clarke

Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
PBT	$360,150	50%	$135,056	$288,120	$0
Safety	$360,150	25%	$67,528	$144,060	$114,798
Individual	$360,150	25%	$67,528	$144,060	$67,528

Total Bonus			$270,112	$576,240	$182,326

Kimberly R. Frye

Performance Measure	Base Salary	Weighting	Target Bonus Opportunity	Maximum Bonus Opportunity	Actual Bonus Paid
PBT	$330,720	50%	$124,020	$264,576	$0
Safety	$330,720	25%	$62,010	$132,288	$105,417
Individual	$330,720	25%	$62,010	$132,288	$62,010

Total Bonus			$248,040	$529,152	$167,427

T.M. Whichard III was not paid a bonus for 2013 as the plan requires the person to be employed by the Company at the time of payment.

Annual Long-Term Equity-Based Incentive Grant

For 2013, the Compensation Committee approved grants using the following long-term incentive plan multipliers recommended by its compensation consultant and provided for an allocation of long-term incentive compensation consisting of restricted stock and performance units as follows:

Participant	LTI Multiplier (to base salary)	% of Performance Units	% of Restricted Stock
Richard J. Alario	450%	50%	50%
J. Marshall Dodson(1)	75%	20%	80%
T.M. Whichard III	325%	20%	80%
Newton W. Wilson III	350%	40%	60%
Kim B. Clarke	275%	20%	80%
Kimberly R. Frye	250%	20%	80%

(1)	Mr. Dodson was appointed Chief Financial Officer in March 2013, at which time his LTI multiplier base was increased to 325%.

The program continues to tie executive compensation to the Company’s long-term financial performance, with a significant portion that is deferred and at-risk, and is designed to create appropriate incentives for employees to maximize long-term stockholder value, discourage excessive risk taking and promote retention.

Restricted Shares

The following table sets forth the number of restricted shares granted for 2013 determined using the long-term incentive plan multipliers and the restricted share allocations described above. The number of restricted shares granted was based on the then existing stock price at or about the time of grant and the multiple of base salary recommended by the compensation consultant.

Participant	2013 Restricted Shares Granted	Grant Value (based on $7.70 stock price)
Richard J. Alario	259,500	$1,998,150
J. Marshall Dodson	22,000	$169,400
T.M. Whichard III	135,200	$1,041,040
Newton W. Wilson III	134,960	$1,039,192
Kim B. Clarke	100,613	$774,720
Kimberly R. Frye	84,800	$652,960

In addition, Mr. Dodson was awarded 100,000 restricted shares, with a grant value of $795,050, at the time of his appointment as Chief Financial Officer.

Performance Units

The following table sets forth the number of performance shares granted in 2013 determined using the long-term incentive plan multipliers and the performance unit allocations. The number of performance units granted was based on the then existing stock price at or about the time of grant and the multiple of base salary recommended by the compensation consultant.

Participant	2013 Performance Units Granted	Grant Value (based on $7.70 stock price)	First Vesting Payout
Richard J. Alario	259,500	$1,998,150	$0
J. Marshall Dodson	5,500	$42,350	$0
T.M. Whichard III	33,800	$260,260	$0
Newton W. Wilson III	89,973	$692,792	$0
Kim B. Clarke	25,153	$193,678	$0
Kimberly R. Frye	21,200	$163,240	$0

In 2012, the NEO’s were granted performance units under the 2012 Plan with a grant value as set forth below. One half of the performance units that were granted in 2012 were measured based on a performance period consisting of calendar year 2012 (the “first performance period”), and the other half were measured based on a performance period consisting of calendar year 2013 (the “second performance period”). Because the Company did not meet the performance criteria during the first or second performance periods, none of those performance units vested. As such, the NEO’s were not paid for any performance units during 2013.

Participant	2012 Performance Units Granted	Grant Value (based on $15.47 stock price)	First Vesting Payout	Second Vesting Payout
Richard J. Alario	48,403	$748,800	$0	$0
J. Marshall Dodson	1,616	$25,000	$0	$0
T.M. Whichard III	15,756	$243,750	$0	$0
Newton W. Wilson III	20,362	$315,000	$0	$0
Kim B. Clarke	11,732	$181,500	$0	$0
Kimberly R. Frye	9,696	$150,000	$0	$0

For additional information about equity grants awarded in 2013, see “Compensation of Executive Officers—Summary Compensation Table” and “—2013 Grants of Plan-Based Awards.”

2014 Incentive Program Redesign

Our executive compensation program is designed to support and reinforce our mission and each of our strategic objectives while at the same time aligning the interests of our management with those of our stockholders. As such, the Compensation Committee determined that beginning in 2014 our annual cash bonus incentive plan will include Key Value Added (“KVA”) as our new primary financial performance measure. KVA is a single measure that defines financial success. KVA fully balances Key’s economic drivers of growth, margins, asset turnover, reinvestment, and reinvestment effectiveness. We want our executives to maximize KVA by making year-on-year KVA improvements, which we believe will drive stockholder value and reward our executive officers through the individual element of our annual cash bonus incentive plan. KVA promotes an ownership-like mindset by motivating all employees to treat capital like it’s their own. KVA has been defined in a way that demonstrates a strong relationship with changes in market value over time. We believe that this promotes a solid alignment between the Company’s executives and its stockholders.

Key Value Added . KVA is a measure of after tax operating cash flow (Gross Cash Earnings) less a Capital Charge based on our Required Return multiplied by our Gross Operation Assets. For purposed of calculating KVA, we employ the following concepts:

•	Gross Cash Earnings is total revenue, less total operating expense (excluding depreciation and amortization) less taxes.

•	Gross Operating Assets is a measure of the gross assets deployed into the business to generate the Company’s Gross Cash Earnings. Gross Operating Assets include net working capital (excluding cash), gross property, plant and equipment and other non-current tangible and intangible assets.

•	The annual Required Return is fixed at 12% (3% per quarter). The capital charge is calculated quarterly based on the ending balance and the full year’s capital charge is the sum of the four quarters. The capital charge is defined as Gross Operating Assets times the Required Return.

Safety Performance Metric. Although we will continue to use total recordable incident rate as our objective safety measure for NEOs, the Company is aligning the operational segments around a combination of total recordable incident rates and proactive measures.

Individual Performance Metrics. Each NEO has also been assigned individual performance goals that are related to their respective area of expertise or influence.

2014 Cash Bonus Incentive Plan

The cash bonus incentive plan is earned when established performance goals are achieved. For 2014, each performance measure for each NEO under the cash bonus incentive plan is weighted as follows:

Performance Measure Weighting
Participant	KVA	Safety	Individual
Richard J. Alario	50%	25%	25%
J. Marshall Dodson	50%	25%	25%
Newton W. Wilson III	50%	25%	25%
Kim B. Clarke	50%	25%	25%
Kimberly R. Frye	50%	25%	25%

The bonus opportunity under the cash bonus incentive plan is calculated as an absolute percentage of base salary multiplied by the respective weighting for the performance target. For each NEO, the bonus opportunity as a percentage of base salary for 2014 for each performance measure is as follows:

2014 Bonus Opportunity
Financial Target				Safety Target
Participant	Threshold	Target	Maximum	Participant	Threshold	Target	Maximum
Richard J. Alario	0%	125%	250%	Richard J. Alario	25%	125%	250%
J. Marshall Dodson	0%	80%	160%	J. Marshall Dodson	20%	80%	160%
Newton W. Wilson III	0%	90%	180%	Newton W. Wilson III	20%	90%	180%
Kim B. Clarke	0%	80%	160%	Kim B. Clarke	20%	80%	160%
Kimberly R. Frye	0%	80%	160%	Kimberly R. Frye	20%	80%	160%

Individual Performance Targets
Participant	Threshold	Target	Maximum
Richard J. Alario	25%	125%	250%
J. Marshall Dodson	20%	80%	160%
Newton W. Wilson III	20%	90%	180%
Kim B. Clarke	20%	80%	160%
Kimberly R. Frye	20%	80%	160%

The total cash bonus opportunity reflects the incremental bonus percentage that may be received by an executive once the respective performance measure (KVA, Safety or Individual Goals) is achieved. Each performance metric is calculated on a stand-alone basis. For example, Mr. Alario would be entitled to 0% to 124% of his base salary depending on KVA performance above threshold, but below target, which would then be multiplied by the 50% weighting for the financial target. At target performance, Mr. Alario would receive 125% of his salary, which would then be multiplied by the 50% weighting for the financial target. The same concept applies if we outperform target improvements in KVA. In that scenario, Mr. Alario would be entitled to 126% to 250% of his base salary, depending on the improvement in KVA above target, which would then be multiplied by the 50% weighting for the financial target. The same applies with respect to the safety target and the individual goals. If we meet the threshold or overachieve on those targets, Mr. Alario would be entitled to 25% or 250%, respectively, of his base salary, which would then be multiplied by the applicable weighting for that target.

2014 Cash Bonus Incentive Plan Performance Targets

KVA target is determined for a bonus year based on the Company’s prior year KVA performance. If the Company maintains the prior year KVA performance, it will result in a performance metric of one times target payout. Year-over-year improvements in KVA will result in increases to the performance metric up to a maximum of two times the target payout and year-over-year declines in KVA performance will result in decreases to the performance metric down to a minimum of zero.

Safety targets are determined based on overall recordable incident rate trends to activity levels on a year-over-year basis. In 2013, we recorded the best total recordable incident rate in Company history. This year’s target was calculated as a percentage of improvement from last year’s results. In this regard, the safety goals set for 2014 may be less achievable because the lower the total recordable incident rate becomes, the difficulty in achieving the lower target is exponentially greater; nevertheless, safety improvement is fundamental to the core values at Key and those of our customers, and, accordingly, we will continue to set performance goals that strive for an incident-free workplace.

The Compensation Committee has also established the individual goals for the CEO, who has in turn established the individual goals for the other NEOs. Each NEO has three target goals and of the individual performance targets are margin-enhancing goals that are consistent with strategic plan initiatives.

Oversight of Executive Compensation Program

As described above under “Corporate Governance—Board Committees—Compensation Committee,” the Compensation Committee of our Board is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy. The Compensation Committee has the sole authority to engage independent compensation consultants, who report directly to the committee, to advise and consult on compensation issues.

Role of Executives in Establishing Compensation

The Compensation Committee makes the final determination of all compensation paid to our NEOs and is involved in all compensation decisions affecting our chief executive officer. When making compensation decisions for individual executive officers, the committee considers many factors, including:

•	the individual’s role and responsibilities, performance, tenure, and experience;

•	our overall performance;

•	individual compensation as compared to our peers;

•	the individual’s historical compensation, equity holdings, realized gains on past equity grants; and

•	comparisons to other executive officers of our Company.

The Compensation Committee evaluates the performance of the chief executive officer and considers the evaluations of the other Named Executive Officers on an annual basis following the close of each fiscal year. Although these performance evaluations are most closely connected to the qualitative portion of the officer’s annual incentive award, the committee considers individual performance in evaluating the appropriateness of the officer’s base salary specifically and the compensation package as a whole. However, management also plays a role in the determination of executive compensation levels. The key members of management involved in the compensation process are the chief executive officer and the administration and chief people officer. Management proposes certain corporate safety and individual executive performance objectives based on the following year’s business plan, which is approved by the Board each year. Management also participates in the discussion of peer companies to be used to benchmark NEO compensation, and recommends the overall funding level for cash bonuses and equity incentive awards. All management recommendations are reviewed by its compensation consultant, modified as necessary by the Compensation Committee, and approved by the Compensation Committee. The Compensation Committee meets regularly in executive session without management present.

The Role of Compensation Consultants

The Compensation Committee has sole authority over the selection, use, and retention of any compensation consultant or any other experts engaged to assist the committee in discharging its responsibilities. In November 2013, the Compensation Committee engaged Longnecker & Associates to assist with its overall compensation review and decision-making. Longnecker conducted an independent, comprehensive, broad-based analysis of our executive compensation program, and the Compensation Committee used this analysis as one of several reference points in making decisions regarding 2013 compensation. Longnecker’s objectives were to:

•	Review the total direct compensation (base salary, annual incentives, and long-term incentives) for the NEOs;

•	Assess the competitiveness of executive compensation, based on revenue size, asset size, enterprise value and market capitalization, as compared to the peer group and published survey companies in the energy services industry; and

•	Provide conclusions and recommended considerations for total direct compensation.

Longnecker performed services solely on behalf of the Compensation Committee. In accordance with the rules and regulations of the SEC and the NYSE, Compensation Committee assessed the independence of Longnecker and concluded that no conflicts of interest exist that would prevent Longnecker from providing independent and objective advice.

Longnecker also provides guidance on industry best practices. This information assists us in developing and implementing compensation programs generally competitive with those of other companies in our industry and other companies with which we generally compete for executive talent. The Compensation Committee reviews salary ranges for all senior executive positions annually.

Longnecker also tailored its recommendations to (i) balance external market data, (ii) reflect our internal environment to ensure fiscal responsibility, and (iii) address potential retention concerns. Specifically, Longnecker evaluated the total direct compensation of the senior executives, assessed the competitiveness of our executive compensation and analyzed other factors such as cost of management, pay versus total stockholder return performance, mix of pay, peer annual incentive targets and mix of peer long-term incentive awards.

The benchmarks used for the executive compensation comparisons included companies in our industry with similar revenue and companies that we considered to be competing for the same level of executive talent. The following companies fit one or both of those categories and were used in our most recent peer group analysis:

Baker Hughes Incorporated	Oil States International, Inc.
Basic Energy Services, Inc.	Patterson-UTI Energy, Inc.
Exterran Holdings, Inc.	RPC, Inc.
Helix Energy Solutions Group, Inc.	Superior Energy Services, Inc.
Noble Corporation	Weatherford International Ltd.
Oceaneering International, Inc.

Longnecker also reviewed survey data as a reference point to compare the compensation of our executives to those of a broad range of companies. The following published surveys utilized by Longnecker were:

•	Economic Research Institute, 2013 ERI Executive Compensation Assessor;

•	Mercer, Inc., 2013 US General Benchmark Survey;

•	Mercer, Inc. 2013 Energy Benchmark Survey;

•	Towers Watson 2013/2014 Top Management Compensation;

•	Kenexa, CompAnalyst;

•	Longnecker & Associates, 2013 Long-Term Incentive Survey; and

•	WorldatWork, 2013/2014 Total Salary Increase Budget Survey.

Based on its review of the compensation program, Longnecker recommended to the Compensation Committee that we (i) maintain the practice of aligning targeted total cash opportunity between market median and the 75th percentile but paying above market only when performance warrants; (ii) maintain the use of restricted stock and performance units for the senior executive team to continue alignment of executive and stockholder interests with 50% of the CEO’s long-term incentive award vesting only when relative stock price performance is above predetermined peer performance; (iii) maintain current long-term incentive mix for the NEO’s; (iv) continue aligning base salaries of the executive team at or just above the market midpoint; (v) consider base salary increases of approximately 3.0-4.0%; and (vi) consider targeting the CEO and other key executives between the market 50th and 75th percentile for total direct compensation in light of hyper-competitive market for talent in the energy industry.

Third parties other than Longnecker provided advice and consulting services related to all other non-executive compensation.

Executive Compensation Risk Assessment

We do not believe that our compensation policies and practices encourage excessive or unnecessary risk-taking. In fact, we believe that our program is designed with an appropriate balance of annual and long-term incentives. Factors considered in this analysis include the following:

•	performance incentives with both financial and operational metrics that are not completely based on arithmetic formulas, but also incorporate the exercise of negative and positive discretion and judgment;

•	long-term incentives that are principally based on the retention and motivation of employees through a combination of long-term incentive vehicles;

•	use of different equity performance measures, including performance-based units, mitigating risk that our executive officers will take actions that are detrimental to or not in the best interest of our stockholders;

•	regularly benchmarking our current compensation practices, policies and pay levels with our peer group;

•	aligning with the market mid-point for targeted total direct compensation, such that management is aligned with stockholder interests while rewarding for exceptional performance in comparison with its peer group;

•	capping the maximum amounts that may be earned under our incentive compensation plans;

•	granting equity awards annually, with appropriate vesting periods, that encourage consistent behavior and reward long-term, sustained performance; and

•	ensuring that our executive compensation programs are overseen by a committee of independent directors, who are advised by an external compensation consultant.

Other Components of Total Compensation

The total compensation program for our senior executives also consists of the following components:

•	retirement, health and welfare benefits;

•	perquisites;

•	discretionary cash bonuses; and

•	certain post-termination payments.

Retirement, Health and Welfare Benefits

We offer a 401(k) savings plan and health and welfare programs to all eligible employees. Under the terms of their employment agreements, the NEOs are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability. For additional information about employment agreements, see “Compensation of Executive Officers—Employment Agreements” below.

Under the 401(k) plan, eligible employees may elect to contribute up to 100% of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, and the regulations promulgated there under (collectively, the “Code”). We also match 100% of each employee’s deferrals up to 4% of the individual’s eligible salary, subject to a cap of $255,000. Therefore, even if an employee earned more than $255,000 in eligible salary, our matching contribution could not exceed $10,200.

The cash amounts contributed under the 401(k) plan are held in a trust and invested among various investment funds in accordance with the directions of each participant. For the year ended December 31, 2013, we made employer matching contributions to the 401(k) plan in the amount of $10,587,109.

Perquisites

We provide our NEO’s with the opportunity to participate in our other employee benefit programs and to receive certain perquisites that we believe are reasonable and consistent with the practices of our peer group. In addition to the compensation described above, under the terms of his employment agreement, the CEO may also be reimbursed for personal financial advisory counseling, accounting and related services, legal advisory or attorneys’ fees and income tax preparation and tax audit services. Additional perquisites paid for the CEO include automobile allowances, plus reimbursement for reasonable insurance and maintenance expenses, and club memberships. With respect to all NEOs, we pay all covered out-of-pocket medical and dental expenses not otherwise covered by insurance. The NEOs receive these reimbursements under the terms of, and subject to the limitations set forth in, our Executive Health Reimbursement Plan. These programs are intended to promote the health and financial security of our employees. The programs are provided at competitive market levels to attract, retain and reward superior employees for key positions. Perquisites did not constitute a material portion of the compensation to the NEO’s for 2013. Our costs associated with providing these benefits for NEOs in 2013 are reflected under “Compensation of Executive Officers—Perquisites” and “—Employment Agreements” below.

Discretionary Cash Bonuses

In addition to the bonuses that may be paid under the cash bonus incentive plan discussed above, from time to time, the Compensation Committee may also approve the payment of discretionary cash bonuses to officers and other employees in recognition of an individual’s achievement beyond established targets. No discretionary bonuses were paid to any Named Executive Officer for fiscal year 2012 or 2013.

Severance Payments/Change of Control

We have employment agreements in place with each of the NEOs providing for severance compensation for a period of up to three years if the executive’s employment is terminated for a variety of reasons, including a change of control of Key. We have provided more information about these benefits, along with estimates of the value under various circumstances, under the heading “Compensation of Executive Officers—Payments upon Termination or Change of Control” below.

Our practice has been to structure control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits. Rather, benefits are paid only if the employment of the executive is terminated during a specified period after a change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing appropriate incentives to cooperate in negotiating any change of control. In addition, these agreements avoid distractions involving executive management that arise when the Board is considering possible strategic transactions involving a change of control, and assure continuity of executive management and objective input to the Board when it is considering any strategic transaction. For additional information concerning our change of control agreements, see “Compensation of Executive Officers—Payments upon Termination or Change of Control” below.

Each of the executive officers is subject to noncompete and non-solicitation provisions pursuant to the terms of their employment agreements. See below under “Compensation of Executive Officers—Employment Agreements” for additional information about the NEOs’ employment agreements.

Regulatory Considerations

The tax and accounting consequences of utilizing various forms of compensation are considered by the Compensation Committee when adopting new or modifying existing compensation.

Under Section 162(m) of the Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to any of the executive officers named in the Summary Compensation Table during any fiscal year. There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements. To maintain flexibility in compensating executives in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible under Section 162(m). However, the Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executives. The Compensation Committee cannot guarantee that future executive compensation will be fully deductible under Section 162(m). All compensation paid during calendar year 2013 was qualified under Section 162(m).

Accounting for Equity-Based Compensation

We account for equity-based compensation in accordance with the requirements of FASB ASC Topic 718, “Stock Compensation.”

Compensation of Executive Officers

Summary Compensation Table

The following table contains information about the compensation that our NEOs earned for fiscal years 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total
Richard J. Alario	2013	$865,000	—	$3,996,300	—	$729,844	$60,190	$5,651,334
Chief Executive Officer	2012	$863,731	—	$3,610,879	—	—	$64,453	$4,539,063
	2011	$832,000	—	$3,457,528	—	$2,121,600	$50,630	$6,461,758

J. Marshall Dodson	2013	$332,981	—	$1,006,750	—	$189,000	$3,801	$1,532,532
Chief Financial Officer

T. M. Whichard III	2013	$219,000	—	$1,301,300	—	—	$235,958	$1,756,258
Former Chief Financial Officer	2012	$389,423	—	$1,175,413	—	—	$10,364	$1,575,200
	2011	$375,000	—	$1,168,790	—	$605,625	$4,164	$2,153,579

Newton W. Wilson III	2013	$495,904	—	$1,731,984	—	$284,223	$40,613	$2,552,724
Chief Operating Officer	2012	$480,769	—	$1,519,005	—	—	$22,754	$2,022,528
	2011	$450,000	—	$1,402,542	—	$726,750	$26,862	$2,606,154

Kim B. Clarke	2013	$359,490	—	$968,398	—	$182,326	$17,378	$1,527,592
Administration and Chief People Officer	2012	$342,500	—	$875,237	—	—	$17,970	$1,235,707
	2011	$325,817	—	$857,119	—	$532,950	$25,732	$1,741,618

Kimberly R. Frye	2013	$330,231	—	$816,200	—	$167,427	$13,075	$1,326,933
General Counsel and Secretary	2012	$171,923	—	$723,337	—	—	$14,868	$910,128
	2011	$298,077	—	$779,189	—	$484,500	$20,524	$1,582,290

(1)	Other than the impact of an estimated forfeiture rate relating to service-based vesting conditions (which is not reflected in these amounts), each year includes the fair value dollar amounts with respect to restricted stock awards granted under the 2012 Plan, the 2009 Plan and the 2007 Plan, calculated on the respective grant date of each such award in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 20 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.
(2)	The amounts shown for 2013 include the fair market value as of the grant date of performance units awarded to each of the NEOs that year, adjusted for the probability at the time of grant that the performance units may not fully vest with respect to the relevant performance periods. The values shown in this column are not representative of the amounts that may eventually be realized by the executive, which are subject to achievement of the time-and performance-based vesting conditions applicable to the awards. The value of performance units was determined based on two performance periods. One half of the performance units were measured based on a performance period from January 1, 2013 to December 31, 2013, and the other half are measured based on a performance period from January 1, 2014 to December 31, 2014. The number and estimated fair value of performance units outstanding for each NEO is presented in the “Market Value of Shares or Units of Stock That Have Not Vested” column of the “2013 Outstanding Equity Awards at Fiscal Year-End” table below. For a description of performance units, see “Elements of Compensation—Long-Term Equity-Based Incentive Compensation—Performance Units” under “Compensation Discussion and Analysis” above.
(3)	No awards of stock options or SARs were granted to the NEOs in 2011, 2012 or 2013. However, outstanding stock options and SARs are held by certain NEOs. See the “2013 Outstanding Equity Awards at Fiscal Year-End” table below.

(4)	The amounts shown in this column consist of annual bonus payments made to the NEOs under each of the 2011 cash bonus incentive plan and the 2013 cash bonus incentive plan. No bonuses were paid to any of the NEOs under the 2012 cash bonus incentive plan.
(5)	A breakdown of the amounts shown in this column for 2013 for each of the NEOs is set forth in under “Perquisites” below.

Perquisites

The following table contains information about the perquisites that our NEOs received for fiscal year 2013:

Name	Savings Plan Contributions(1)	Insurance		Auto Allowance(2)	Medical Expenses(3)	Other		Total
Richard J. Alario	$10,200	$14,487	(4)	$14,552	$8,361	$12,590	(5)	$60,190
J. Marshall Dodson	$3,330	—		—	$291	$180	(6)	$3,801
T. M. Whichard III	$2,190	—		—	—	$233,768	(8)	$235,958
Newton W. Wilson III	$10,200	$3,058	(7)	—	$26,167	$1,188	(6)	$40,613
Kim B. Clarke	$10,200	—		—	$6,404	$774	(6)	$17,378
Kimberly R. Frye	$7,104	—		—	$5,791	$180	(6)	$13,075

(1)	Represents contributions by Key on behalf of the NEO to the Key Energy Services, Inc. 401(k) Savings and Retirement Plan.
(2)	Represents $13,200 per year for an automobile allowance and $1,352 for the related automobile insurance and maintenance paid to Mr. Alario during 2013 pursuant to the terms of his employment agreement.
(3)	Represents out-of-pocket medical expenses reimbursed to the NEO.
(4)	Represents a premium that was paid by Key on behalf of Mr. Alario for a life insurance policy and $3,857 for the related tax gross-up payment pursuant to his employment agreement.
(5)	Represents (i) $11,816 reimbursed to Mr. Alario for personal services provided by certified public accountants or tax attorneys and (ii) $774 for imputed income with respect to life insurance, both of which were paid pursuant to Mr. Alario’s employment agreement.
(6)	Includes amounts for imputed income with respect to life insurance paid pursuant to each NEO’s respective employment agreement.
(7)	Represents a premium that was paid on behalf of Mr. Wilson for a life insurance policy and $403 for the related tax gross-up payment pursuant to his employment agreement.
(8)	Represents (i) $227,500 out of the $780,000 payable to Mr. Whichard over the 24 months beginning June 28, 2013, (ii) $5,851 of six months of taxable (imputed) COBRA costs and (iii) $417 for imputed income with respect to life insurance, all of which were paid in connection with his departure pursuant to the terms of Mr. Whichard’s employment agreement.

2013 Grants of Plan-Based Awards

The following table presents information on plan-based awards made to the NEOs in fiscal 2013:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Richard J. Alario	—	$173,000	$1,081,250	$2,162,500	—		—	—	—
	1/21/13	—	—	—	259,900	(3)	—	—	$1,998,150
	1/21/13	—	—	—	259,900	(4)	—	—	$1,998,150	(5)
J. Marshall Dodson	—	$70,000	$280,000	$560,000	—		—	—	—
	1/21/13	—	—	—	22,000	(3)	—	—	$169,400
	1/21/13	—	—	—	5,500	(4)	—	—	$42,350	(5)
	3/25/13	—	—	—	100,000	(3)	—	—	$795,000
T. M. Whichard, III	—	$136,500	$312,000	$741,000	—		—	—	—
	1/21/13				135,200	(3)	—	—	$1,041,040
	1/21/13				33,800	(4)	—	—	$260,260	(5)
Newton W. Wilson III	—	$99,292	$446,814	$794,336	—		—	—	—
	1/21/13	—	—	—	134,960	(3)	—	—	$1,039,192
	1/21/13	—	—	—	89,973	(4)	—	—	$692,792	(5)
Kim B. Clarke	—	$72,030	$270,113	$576,240	—		—	—	—
	1/21/13	—	—	—	100,613	(3)	—	—	$774,720
	1/21/13	—	—	—	25,153	(4)	—	—	$193,678	(5)
Kimberly R. Frye	—	$66,144	$248,040	$529,152	—		—	—	—
	1/21/13	—	—	—	84,800	(3)	—	—	$652,960
	1/21/13	—	—	—	21,200	(4)	—	—	$163,240	(5)

(1)	The columns represent the potential annual value of the payout for each NEO under the cash bonus incentive compensation component if the threshold, target or maximum goals were satisfied. For a detailed description of the cash bonus incentive plan, see the “Cash Bonus Incentive Plan” section under “Compensation Discussion and Analysis” above.
(2)	Other than the impact of the forfeiture rate relating to service-based vesting conditions (which is not reflected in these amounts), these amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718, except as further described in footnote 5 below.
(3)	Represents the number of restricted shares granted in 2013 to the NEOs under the 2012 Plan. The restricted shares vest ratably over the three-year period following the date of grant.
(4)	Represents the number of performance units granted in 2013 to the NEOs under the 2012 Plan. For a detailed description of performance units, see “Elements of Compensation—Performance Units” under “Compensation Discussion and Analysis” above.
(5)	Reflects the fair market value as of the grant date of performance units awarded to each of the NEOs in 2013, adjusted for the probability that the performance units may not fully vest with respect to the relevant performance period. For a detailed description of performance units, see “Elements of Compensation—Performance Units” under “Compensation Discussion and Analysis” above and footnote 2 of the “Summary Compensation Table” above.

Employment Agreements

We have determined that it is appropriate to formally document the employment relationships that we have with certain executive officers of the Company and we have entered into employment agreements with each of our NEO’s that offer severance payments and other benefits following termination of the applicable executive officer’s employment under various scenarios, as described below. The Company believes that offering severance benefits is beneficial in attracting and retaining key executive officers, encourages the retention of such executive officers during the pendency of a potential change of control transaction or other organizational changes within the Company and protects the Company’s interest. Each such agreement contains a confidentiality covenant, requiring the applicable officer to not disclose confidential information at any time, as well as noncompetition and nonsolicitation covenants, which prevent the executive from competing during employment and for a prescribed period after the officer’s employment terminates. We believe the terms and benefits offered pursuant to these employment agreements are provided at competitive market levels and allow us to attract, retain and reward superior employees for key positions.

Each NEO’s employment agreement provides for an initial term of two years and automatically renews for successive one-year extension terms unless terminated by the executive or Key at least 90 days prior to the commencement of an extension term. Each of the NEOs receives an annual salary, which can be increased (but not decreased) at the discretion of the Compensation Committee and, in the case of Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, at the discretion of the CEO. Each executive is also eligible for an annual incentive bonus, of up to 100% of his or her base salary in the case of Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, up to 200% of his base salary in the case of Mr. Alario. Each NEO is entitled to participate in awards of equity-based incentives at the discretion of the Board or the Compensation Committee. Pursuant to the Executive Health Reimbursement Plan, in the absence of medical and dental insurance coverage, Key reimburses each of the NEOs directly for all medical and dental expenses incurred by them and their respective spouses and children, so that the executives have no out-of-pocket cost with respect to such expenses.

Mr. Alario receives an allowance of $1,100 per month, plus reimbursement for reasonable insurance and maintenance expenses, in connection with the use of his automobile and is entitled to be reimbursed up to $15,000 in any fiscal year for personal services provided by certified public accountants and tax attorneys. Mr. Alario is also entitled to be reimbursed for the initiation fee and the annual or other periodic fees, dues and costs to become and remain a member of one club or association for business use, as approved by the Compensation Committee.

Each NEO’s employment agreement contains a comprehensive non-compete provision. The non-compete provision prohibits the executive from engaging in any activities that are competitive with Key during his or her employment, and for any period in which the executive is receiving severance compensation from Key (or if payment of severance compensation is increased due to a change of control, for a period of three years after the termination of employment) or for twelve months following termination if the executive receives no severance compensation from Key.

The employment agreements for all of the NEOs provide for compliance with the provisions of Section 409A of the Code concerning the payment of potential future benefits to the executives and reimbursement of any tax penalties owed pursuant to Section 409A of the Code on an after-tax basis. If any of Mr. Alario, Mr. Wilson, Mr. Dodson, Ms. Clarke or Ms. Frye is subject to the tax imposed due to unfavorable tax treatment under Section 4999 of the Code because of any termination-related payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. However, for Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, if it is determined that he or she is otherwise entitled to a gross-up payment, the total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. In addition, if any of Mr. Alario, Mr. Wilson, Ms. Clarke or Ms. Frye is subject to unfavorable tax treatment under Section 409A of the Code because of any nonqualified deferred compensation payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. As part of a comprehensive review of executive compensation conducted in 2011, the Compensation Committee confirmed that it was appropriate to honor and preserve the existing provisions related to the excise tax reimbursement for Key’s current executive officers, including the NEOs. However, the Compensation Committee determined that Key will not include any reimbursement provisions for taxes under either Section 409 or Section 4999 of the Code in employment agreements for executives on a prospective basis.

The employment agreements also provide for certain severance benefits for each of the NEOs. Please see “Payments Upon Termination or Change of Control” and “Elements of Severance Payments” below for further discussion.

On March 25, 2013, Mr. Whichard retired, effective immediately, as Senior Vice President and Chief Financial Officer. Mr. Whichard remained an employee of the Company until June 24, 2013. In connection with his departure, (i) Mr. Whichard received $780,000 payable over the 24 months beginning June 28, 2013 and health and welfare benefits over the 24 months beginning June 28, 2013 and (ii) Mr. Whichard’s unvested equity and outstanding performance units vested, all in accordance with the terms of his employment agreement which expired upon his departure.

2013 Outstanding Equity Awards at Fiscal Year-End

The following table provides information with respect to outstanding stock options, restricted stock and performance units held by the NEOs as of December 31, 2013:

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Richard J. Alario	200,000		—	—	$11.90	06/24/15	476,687	(3)	$3,765,827
	224,719	(4)	—	—	$14.32	08/22/17	29,750	(5)	$1,025,025	(6)
	231,000		—	—	$15.07	04/10/18

J. Marshall Dodson	10,000				14.03	8/22/15	129,618	(3)	$1,023,982
	25,000				15.05	3/15/16	2,750	(5)	$21,725	(6)
	14,888	(4)			14.32	8/22/17
	7,000				15.07	4/10/18

T. M. Whichard III	—		—	—	—	—	—		—
	—		—	—	—	—	16,900	(5)	$133,510	(6)

Newton W. Wilson III	125,000		—	—	$11.90	06/24/15	225,000	(3)	$1,777,500
	74,906	(4)	—	—	$14.32	08/22/17	44,986	(5)	$355,389	(6)
	72,250		—	—	$15.07	04/10/18

Kim B. Clarke	—		—	—	—	—	153,742	(3)	$1,214,562
	—		—	—	—	—	12,576	(5)	$99,350	(6)

Kimberly R. Frye	7,500		—	—	$15.05	03/15/16	130,513	(3)	$1,031,053
	12,000		—	—	$14.32	08/22/17	10,600	(5)	$83,740	(6)
	8,500		—	—	$15.07	04/10/18
	25,000		—	—	$16.06	07/31/18
	8,825		—	—	$16.50	08/21/18
			—	—
			—	—

(1)	All of the stock options and SARs held by the NEOs were “underwater” as of December 31, 2013, meaning the exercise prices of the awards were above the market price of our common stock.
(2)	The market price of stock awards is determined by multiplying the number of shares by the closing price of the stock on the last trading day of the year. The closing price quoted on the NYSE on December 31, 2013 was $7.90.

(3)	Represents shares of restricted stock which vest in annual increments beginning on the one-year anniversary of the date of grant. With respect to each NEO, the vesting is as follows:

Name	Number of Shares	Vesting Date
Richard J. Alario	64,538	January 16, 2014
	86,500	January 21, 2014
	88,112	February 4, 2014
	64,537	January 16, 2015
	86,500	January 21, 2015
	86,500	January 21, 2016

J. Marshall Dodson	2,155	January 16, 2014
	7,334	January 21, 2014
	3,309	February 4, 2014
	33,334	March 25, 2014
	2,154	January 16, 2015
	7,333	January 21, 2015
	33,333	March 25, 2015
	7,333	January 21, 2016
	33,333	March 25, 2016

Newton W. Wilson	27,149	January 16, 2014
	44,987	January 21, 2014
	35,742	February 4, 2014
	27,149	January 16, 2015
	44,987	January 21, 2015
	44,986	January 21, 2016

Kim B. Clarke	15,643	January 16, 2014
	33,538	January 21, 2014
	21,843	February 4, 2014
	15,643	January 16, 2015
	33,538	January 21, 2015
	33,537	January 21, 2016

Kimberly R. Frye	12,928	January 16, 2014
	28,267	January 21, 2014
	19,857	February 4, 2014
	12,928	January 16, 2015
	28,267	January 21, 2015
	28,266	January 21, 2016

(4)	Represents SARs.
(5)	Represents the number of performance units outstanding at the end of 2013, which consists of one-half of the performance units that were granted to the NEOs in 2013 under the 2012 Plan and which are subject to the “second performance period” consisting of calendar year 2014. These amounts do not include the other half of the performance units that were granted in 2013, which were subject to the now completed “first performance period” consisting of calendar year 2013, because we placed eleventh in total stockholder return among the twelve peer group companies for the “first performance period” and, consequently, 0% of those performance units were earned. Pursuant to the terms of Mr. Whichard’s employment agreement, his performance units remain unearned until the expiration of the “second performance period” at which time they will either vest or be cancelled depending on whether the applicable performance criteria have been met.
(6)

Represents the estimated value of the outstanding performance units held by each NEO as of December 31, 2013, which are subject to that grant’s “second performance period” consisting calendar year 2014. At the end of the “second performance period,” between 0% and 200% of these performance units could be earned, based on the relative placement of our total stockholder return within a peer group consisting of eleven other companies. If any performance units are earned for the performance period, the NEO will be paid a cash amount equal to the earned percentage of his or her performance units multiplied by the closing price of our common stock on the last trading day of the performance period. The amounts shown above represent an estimated value of these performance units as of December 31, 2013, assuming that 100% will be earned (which is one-half of the maximum 200% possible), which amounts are not necessarily indicative of what the payout percent earned will actually be at the end of the “second performance period”. For a more detailed description of these performance units, see “Elements of Compensation—Performance Units” under “Compensation Discussion and Analysis” above.

2013 Option Exercises and Stock Vested

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2013 for the NEOs:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Richard J. Alario	—	—	267,845	$2,155,542
J. Marshall Dodson	—	—	9,359	$75,312
T. M. Whichard III	—	—	114,735	$919,115
Newton W. Wilson III	—	—	109,622	$881,618
Kim B. Clarke	—	—	64,671	$520,131
Kimberly R. Frye	—	—	56,583	$455,497

(1)	Represents the number of shares of restricted stock and performance units that vested during 2013.
(2)	The value realized on vesting of restricted stock was calculated as the number of shares acquired on vesting (including shares withheld for tax withholding purposes) multiplied by the market value of our common stock on each respective vesting date. Market value is determined in accordance with the terms of the applicable incentive plan under which the restricted stock was granted, and, in the table above, was either (i) the closing price of our common stock on the NYSE for vesting dates that were trading days or (ii) the average of Friday and Monday closing prices on the NYSE for vesting dates that were on a weekend.

Payments Upon Termination or Change of Control

The following tables reflect the potential payments to which the NEOs would be entitled upon termination of employment on December 31, 2013. The closing price of a share of our common stock on December 31, 2013, the last trading day of the year, was $7.90. The actual amounts to be paid out to executives upon termination can only be determined at the time of each NEO’s separation from Key.

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Richard J. Alario
Cash Severance(7)	$1,772,300	—	—	$2,679,600	$2,637,300	$5,274,600
Restricted Stock(8)	$3,765,827	—	$3,765,827	$3,765,827	$3,765,827	$3,765,827
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$2,241,242	—	$2,241,242	$2,241,242	$2,241,242	$2,241,242
Health & Welfare(12)	$74,358	—	$101,259	$148,715	$74,358	$148,715
Excise Tax Gross-Ups(13)	n/a	n/a	n/a	n/a	n/a	—
Total Benefit	$7,853,727	—	$6,108,328	$8,835,384	$8,718,727	$11,430,384

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
J. Marshall Dodson
Cash Severance	$700,000	—	—	$350,000	$700,000	$1,890,000
Restricted Stock(8)	$1,023,982	—	$1,023,982	$1,023,982	$1,023,982	$1,023,982
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$43,450	—	$43,450	$43,450	$43,450	$43,450
Health & Welfare(12)	$16,430	—	$19,736	$21,906	$16,430	$21,906
Excise Tax Gross-Ups(13)	n/a	n/a	n/a	n/a	n/a	—
Total Benefit	$1,783,862	—	$1,087,168	$1,439,339	$1,783,862	$2,979,339

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Newton W. Wilson III
Cash Severance	$992,920	—	—	$496,460	$992,920	$2,978,760
Restricted Stock(8)	$1,777,500	—	$1,777,500	$1,777,500	$1,777,500	$1,777,500
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$791,217	—	$791,217	$791,217	$791,217	$791,217
Health & Welfare(12)	$64,789	—	$77,606	$86,385	$64,789	$86,385
Excise Tax Gross-Ups(13)	n/a	n/a	n/a	n/a	n/a	—
Total Benefit	$3,626,426	—	$2,646,323	$3,151,562	$3,626,426	$5,633,862

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Kim B. Clarke
Cash Severance	$720,300	—	—	$360,150	$720,300	$2,160,900
Restricted Stock(8)	$1,214,562	—	$1,214,562	$1,214,562	$1,214,562	$1,214,562
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$245,050	—	$245,050	$245,050	$245,050	$245,050
Health & Welfare(12)	$25,895	—	$31,962	$34,526	$25,895	$34,526
Excise Tax Gross-Ups(13)	n/a	n/a	n/a	n/a	n/a	—
Total Benefit	$2,205,807	—	$1,491,574	$1,854,288	$2,205,807	$3,655,038

Name	Non- Renewal(1)	For Cause or Voluntary Resignation(2)	Death(3)	Disability(4)	Without Cause or For Good Reason(5)	Change of Control and Termination(6)
Kimberly R. Frye
Cash Severance	$661,440	—	—	$330,720	$661,440	$1,984,320
Restricted Stock(8)	$1,031,053	—	$1,031,053	$1,031,053	$1,031,053	$1,031,053
Options and SARs(9)	—	—	—	—	—	—
Phantom Shares(10)	—	—	—	—	—	—
Performance Units(11)	$205,779	—	$205,779	$205,779	$205,779	$205,779
Health & Welfare(12)	$15,888	—	$18,764	$21,183	$15,888	$21,183
Excise Tax Gross-Ups(13)	n/a	n/a	n/a	n/a	n/a	—
Total Benefit	$1,914,159	—	$1,255,596	$1,588,735	$1,914,159	$3,242,335

(1)	Represents compensation payable if Key does not renew the NEO’s employment agreement after the initial term or any extension of the agreement.

(2)	Represents compensation payable if Key terminates the NEO’s employment for “Cause” or the NEO otherwise resigns without “Good Reason” as defined in the respective employment agreements.
(3)	Represents compensation due to the NEO’s estate upon his or her death.
(4)	Represents compensation payable to the NEO upon termination following determination of NEO’s permanent disability.
(5)	Represents compensation due to the NEO if terminated by Key without “Cause” or if the NEO resigns for “Good Reason,” as each such term is defined in the respective employment agreements.
(6)	Represents payments due to termination in connection with a “change of control” (as defined in the respective employment agreements). The cash severance is due in a lump sum payment upon termination within one year following a “change of control,” and equals three times the sum of the NEO’s base salary and target annual bonus. The equity compensation reflects the vesting of unvested restricted stock (see footnote 8 below), although such vesting would occur solely upon a “change of control” regardless of whether the NEO’s employment is terminated in connection with the change of control and unvested performance units (see footnote 11 below).
(7)	Cash severance payable to Mr. Alario includes a cash payment described under “Elements of Severance Payments” below, plus an automobile allowance of $13,200 per year and advisory fees of $15,000 per year for such number of years for which Mr. Alario would be entitled to severance under each listed scenario. See also footnotes 2 and 5 to the table under “Perquisites” above.
(8)	Represents the value of restricted stock determined by multiplying the number of awards vesting upon a change of control by $7.90, the closing price of our common stock on December 31, 2013. For all of the NEOs, all of their unvested shares of restricted stock would have vested in each scenario other than termination for cause or voluntary resignation.
(9)	No value is associated with stock options and SARs because such awards held by the NEOs were 100% vested on December 31, 2013.
(10)	No value is associated with phantom shares because no NEO held phantom shares on December 31, 2013.
(11)	Represents the value of performance units determined by multiplying the number of awards vesting upon a change of control by $7.90, the closing price of our common stock on December 31, 2013. For all of the NEOs, all of their unvested performance units would have vested in each scenario other than termination for cause or voluntary resignation. See footnote 6 to the table under “2013 Outstanding Equity Awards at Fiscal Year-End” above for more information regarding how the estimated value of the performance units was determined as of December 31, 2013.
(12)	For all of the NEOs, the amounts include life insurance and long-term disability premiums (except in the case of termination of employment as a result of death), medical insurance, estimated out-of-pocket medical and other expenses based on the amount of such expenses during 2013, assuming such benefits continue after termination for 36 months for Mr. Alario and 24 months for Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye. Although Mr. Wilson did not receive payments attributable to reimbursement of out-of-pocket medical expenses during 2013, for purposes of this table, an amount was estimated for Mr. Wilson equal to the average of the 2013 payments received by the other NEOs to whom reimbursements were made.
(13)	Messrs. Alario, and Wilson, and Mmes. Clarke and Frye are entitled to a Section 280G excise tax gross-up payment under their employment agreements. Mr. Alario is entitled to a full gross-up benefit. However, for Mr. Wilson, Ms. Clarke and Ms. Frye, if it is determined that the NEO is otherwise entitled to a gross-up payment, the NEO’s total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. Mr. Dodson is not entitled to any excise tax protection.

None of the NEOs would be subject to excise tax in connection with change of control benefits.

As described above, on March 25, 2013, Mr. Whichard retired, effective immediately, as Senior Vice President and Chief Financial Officer. He remained an employee of the Company until June 24, 2013 at which time his Employment Agreement was no longer in effect. In connection with his departure, (i) Mr. Whichard will receive $780,000 payable over the 24 months beginning June 28, 2013 and health and welfare benefits over the

24 months beginning June 28, 2013 and (ii) Mr. Whichard’s unvested equity and outstanding performance units vested, all in accordance with the terms of his employment agreement which expired upon his departure.

Elements of Severance Payments

Key has entered into employment agreements with each NEO that provide for certain payments upon termination depending upon the circumstances of the NEO’s separation from Key, as summarized below.

Cash Severance

If, during the term of Mr. Alario’s employment agreement, he is terminated by Key for any reason other than for “Cause” (as defined in his employment agreement), or if he terminates his employment for “Good Reason” (as defined in his employment agreement), Mr. Alario will be entitled to severance compensation in an aggregate amount, generally equal to three times his base salary in effect at the time of termination, payable in equal installments over a 36-month period following termination. If Mr. Alario’s employment is terminated because Key does not renew his employment agreement, Mr. Alario is entitled to the greater of one year’s base salary then in effect or the highest multiple of base salary in effect for non-renewal under any other executive officer’s employment agreement in effect at the time of non-renewal. However, Mr. Alario would only be able to increase the severance above one year’s salary if such other executive officer’s employment agreement was also either in effect on the commencement date of Mr. Alario’s agreement or later approved by the Compensation Committee after the commencement date of his agreement. For the year ended December 31, 2012, he would have been entitled to an amount equal to two times his base salary.

For Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, if, during the term of any such NEO’s employment agreement, the NEO is terminated by Key for any reason other than disability or for “Cause” (as defined in the employment agreements), including non-renewal of the NEO’s employment agreement or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement), the NEO will be entitled to severance compensation in an aggregate amount equal to two times the NEO’s base salary in effect at the time of termination, payable in equal installments over a 24-month period following termination. If any of these four NEOs is terminated for disability, such NEO will be entitled to severance compensation in an aggregate amount equal to one times the NEO’s base salary in effect at the time of termination payable in equal installments over a 12-month period following termination. None of Mr. Wilson, Mr. Dodson, Ms. Clarke or Ms. Frye is entitled to cash severance compensation upon his or her death.

For each of the NEOs, each of their respective employment agreements specifies that if termination is within one year following a change of control of Key, the severance compensation will be an amount equal to three times their respective base salary then in effect plus an amount equal to three times their respective annual target cash bonus, and will be payable in one lump sum on the effective date of the termination.

Equity-Based Incentives

Equity-based incentives include restricted stock, stock options, performance units and SARs. For all of the NEOs, all equity-based incentives immediately vest upon a change of control of Key. For Mr. Alario, Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, if any such NEO is terminated by Key for any reason other than for “Cause,” or if the NEO terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control of Key, any equity-based incentives held by the NEO that have not vested prior to the termination date shall immediately vest and, for stock options and SARs, such awards shall remain exercisable until, with respect to Mr. Alario, the earlier of the third anniversary date of the termination or the stated expiration date of the equity-based incentive, and with respect to Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, until the earlier of the first anniversary date of the termination or the stated expiration date of the equity-based incentive.

Health & Welfare

If Mr. Alario, Mr. Wilson, Mr. Dodson, Ms. Clarke or Ms. Frye terminates his or her employment for “Good Reason” (as defined in each employment agreement) or following a change of control or Key terminates his or her employment for any reason other than for “Cause,” including non-renewal, the NEO will continue to receive the benefits that he or she was receiving at Key’s expense prior to such termination until the earlier of (i) 24 months with respect to Mr. Wilson, Mr. Dodson, Ms. Clarke and Ms. Frye, or 36 months with respect to Mr. Alario, (ii) the last date of eligibility under the applicable benefits or (iii) the date on which the NEO commences full-time employment with another employer that provides equivalent benefits; provided that, if termination occurs for any reason within one year following a change of control or in anticipation of a change of control, in lieu of such benefits, Key will pay an amount in cash equal to the aggregate reasonable expenses Key would incur to pay such benefits. In the event of Mr. Alario’s death, his spouse and dependents are entitled to up to 36 months of coverage after the date of termination. With respect to the other NEOs, the executives’ spouses and dependents are entitled to up to 24 months of coverage after the date of termination. In addition, Messrs. Alario and Wilson are entitled to term-life insurance for such period that they are otherwise entitled to severance under their respective employment agreements.

Tax Gross-Ups

If any of Mr. Alario, Mr. Wilson, Ms. Clarke or Ms. Frye is subject to the tax imposed due to unfavorable tax treatment under Section 4999 of the Code because of any termination-related payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. However, for Mr. Wilson, Ms. Clarke and Ms. Frye, if it is determined that he or she is otherwise entitled to a gross-up payment, the total parachute payments may be reduced if it is determined that the reduction in the total parachute payments would not give rise to any excise tax and the reduced parachute payments would not be less than 90% of the total parachute payments before such reduction. In addition, if any of Mr. Alario, Mr. Wilson, Ms. Clarke or Ms. Frye is subject to unfavorable tax treatment under Section 409A of the Code because of any nonqualified deferred compensation payments, Key has agreed to reimburse the NEO for such tax on an after-tax basis. As part of a comprehensive review of executive compensation conducted in 2011, the Compensation Committee confirmed that it was appropriate to honor and preserve the existing provisions related to the excise tax reimbursement for Key’s current executive officers, including the NEOs. However, the Compensation Committee determined that Key will not include any reimbursement provisions for taxes under either Section 409A or Section 4999 of the Code in employment agreements for executives on a prospective basis.

Director Compensation

For 2013, the non-employee directors received a fee equal to $75,000, or a pro-rated amount for partial years of service. The non-employee directors also received an annual award of our common stock having a fair market value of $175,000, and are reimbursed for travel and other expenses directly associated with Key business. Each non-employee director received the annual award of common stock in 2013. Additionally, the chair of the CGN Committee received an additional $10,000 per year for his service, the chair of the Compensation Committee received an additional $12,500 per year for his service, and the chair of the Audit Committee received an additional $20,000 per year for her service. The Lead Director received an additional $25,000 per year for his service. All other members of the Audit Committee (other than the chair) received an additional $10,000 per year for their service.

Third parties other than Longnecker provided advice and consulting services related to all other non-executive compensation.

The following table discloses the cash and equity awards earned, paid or awarded, as the case may be, to each of our non-employee directors during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lynn R. Coleman	$75,000	$175,001	$250,001
Kevin P. Collins	$85,000	$175,001	$260,001
William D. Fertig	$85,000	$175,001	$260,001
W. Phillip Marcum	$75,000	$175,001	$250,001
Ralph S. Michael III	$110,000	$175,001	$285,001
William F. Owens	$85,000	$175,001	$260,001
Robert K. Reeves	$87,500	$175,001	$262,501
Mark H. Rosenberg	$45,536	$175,001	$220,537
J. Robinson West	$75,000	$175,001	$250,001
Arlene M. Yocum	$95,000	$175,001	$270,001

(1)	Represents the grant date fair value calculated in accordance with FASB ASC Topic 718 with respect to the 2013 annual stock awards granted to the non-employee directors under the 2012 Plan, which consisted of 28,878 shares of common stock granted to each non-employee director. Although the annual stock awards are based on a number of shares having a fair market value of $175,000, because fractional shares are not granted, the amount recognized is slightly different. The assumptions made in the valuation of the expense amounts included in this column are discussed in Note 20 in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Reeves (chair), Fertig, Marcum and West, all of whom are independent non-employee directors. None of the Compensation Committee members has served as an officer or employee of Key, and none of Key’s executive officers have served as a member of a compensation committee or board of directors of any other entity, that has an executive officer serving as a member of the Board. As discussed above, Messrs. Reeves and West have certain relationships that require disclosure under SEC regulations but which the Board determined do not affect each such director’s independence. See “Certain Relationships andRelated Party Transactions” under “Corporate Governance.”

Report of the Compensation Committee

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors of Key Energy Services, Inc.

Robert K. Reeves, Chair

William D. Fertig

W. Phillip Marcum

J. Robinson West

PROPOSAL 2—ADOPTION OF THE 2014 EQUITY AND CASH INCENTIVE PLAN

Board Recommendation

The Board of Directors believes that the adoption of the 2014 Equity and Cash Incentive Plan is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

On January 30, 2014, our Board adopted, subject to approval by our stockholders, the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan (the “2014 Plan” or the “Plan”). Our Board has directed that the proposal to approve the Plan be submitted to our stockholders for their approval at the annual meeting. Stockholder approval is being sought (i) in order to meet the NYSE listing requirements, (ii) so that compensation attributable to awards under the Plan may qualify for an exemption from the deduction limit under section 162(m) of the Code (see discussion of “U.S. Federal Income Tax Consequences” below), and (iii) in order for incentive stock options to meet the requirements of the Code.

We currently maintain the 2007 Plan, the 2009 Plan and the 2012 Plan (collectively, the “Prior Plans”). The total number of shares remaining available for issuance under the Prior Plans as of December 31, 2013 was 2,486,899 shares. Our Board has determined that the shares currently available for issuance or transfer under the Prior Plans are not sufficient in view of our compensation structure and strategy. Our Board believes it is advisable to adopt a new comprehensive incentive compensation plan which will serve as the successor incentive compensation plan to the Prior Plans and provide us with an omnibus plan under which we may continue to design and structure awards of options, restricted awards, performance compensation awards, performance shares, performance units and stock appreciation rights for selected employees, consultants and directors who will contribute to the our long-range success. Our Board believes that the availability of (i) 9,700,000 new shares of our common stock, plus (ii) the number of shares of our common stock subject to outstanding awards under the Prior Plans as of the date of the annual meeting, will ensure that we continue to have a sufficient number of shares available to achieve our compensation strategy.

When analyzing the number of new shares that should be available under the 2014 Plan, we considered a number of factors including, the number of shares available under the Prior Plans, the full dilution level for our investors based on the total shares available for grant under the 2014 Plan (including the Prior Plans) and our projected three year burn rate, which is projected to be significantly less than the mean standard deviation of our industry group. We determine our annual burn rate by taking the sum of the number of stock options granted and full value shares awarded (applying a premium to full value shares based on our annual stock price volatility) during the year, divided by our weighted average common shares outstanding during the year. Our Board believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, consultants and directors the opportunity to acquire or increase their proprietary interests in us through equity ownership.

If the 2014 Plan is approved by our stockholders, then the Prior Plans will be merged with and into the 2014 Plan, no further awards will be made under the Prior Plans and shares with respect to all awards outstanding under the Prior Plans will be issued or transferred under the 2014 Plan. The terms of all awards outstanding under the Prior Plans will continue to apply to the awards outstanding under the Prior Plans.

A copy of the 2014 Plan is attached to this proxy statement as Appendix A. The description of the 2014 Plan that follows is qualified in its entirety by reference to the attached 2014 Plan.

If approved by our stockholders, the 2014 Plan will become effective on May 15, 2014.

Summary of the 2014 Equity and Cash Incentive Plan

Administration. The 2014 Plan will be administered by our Board or a committee designated by our Board (the “Committee”). While we are a publicly traded company, the Committee may consist solely of two or more members of our Board who qualify as “outside directors” within the meaning of Section 162(m) of the Code, and as “non-employee directors” under Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934. Our Board or the Committee (the “Administrator”) will have the power and authority to select Participants (as defined below) in the 2014 Plan and grant Awards (as defined below) to such Participants pursuant to the terms of the 2014 Plan. We anticipate that our Board will designate the Compensation Committee as the Administrator of the 2014 Plan. In addition, the Administrator will have the authority, among other powers, to (a) construe, interpret and administer the 2014 Plan, reconcile any inconsistency in, correct any defect in or supply any omission in the 2014 Plan or any agreement relating to Awards, (b) promulgate, amend and rescind the rules and regulations relating to the administration of the 2014 Plan, (c) delegate its authority to one or more of our officers with respect to Awards that do not involve certain of our executive officers, (d) determine when Awards are to be granted under the 2014 Plan and the applicable grant date, (e) select those Participants to whom Awards will be granted, (f) determine the number of shares of common stock to be made subject to each Award, (g) determine whether each option is or is not intended to qualify as an incentive stock option, (h) prescribe the terms and conditions of each Award, (i) subject to the 2014 Plan restrictions on repricing, amend any outstanding Awards subject to certain limitations, (j) determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting a termination of employment for purposes of the 2014 Plan, (k) make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments, and (l) exercise discretion to make any and all other determinations which it determines to be necessary or advisable for administration of the 2014 Plan. All decisions made by the Administrator pursuant to the provisions of the 2014 Plan will be final and binding on us and the Participants.

Number of Shares Authorized. Subject to adjustment, the total number of shares of our common stock, par value $0.10 per share, that will be available for the grant of Awards under the 2014 Plan will be the sum of (i) 9,700,000 shares of common stock, plus (ii) the number of shares of common stock subject to outstanding Awards under the Prior Plans as of the effective date. For purposes of this limitation, any stock subject to an Award under the 2014 Plan or the Prior Plans that is canceled, forfeited, expires or otherwise terminates without the issuance of stock, is settled in cash, or is exchanged with the Administrator’s permission, prior to the issuance of stock, for an Award not involving stock, will again become available for issuance under the 2014 Plan. However, the full number of stock appreciation rights granted that are to be settled by the issuance of stock will count against the plan limit described above, regardless of the number of shares of stock actually issued upon settlement of the stock appreciation rights. Shares of stock surrendered or withheld in payment of the exercise price of an option and shares of stock withheld by us to satisfy tax withholding obligations will count against the plan limit described above. Subject to adjustment, no Participant will be granted, during any one year period, options to purchase common stock and/or stock appreciation rights with respect to more than 500,000 shares of common stock. Stock available for distribution under the 2014 Plan will be authorized and unissued shares, treasury shares or shares reacquired by us in any manner. All shares of common stock may be issued as incentive stock options.

Eligibility. Awards may be granted to employees, directors and, in some cases, consultants (“Participants”). However, incentive stock options may be granted only to employees.

Awards Available for Grant. Awards may be in the form of options (incentive stock options and nonstatutory stock options), restricted stock, restricted stock units, performance compensation awards, stock appreciation rights, performance shares and performance units (collectively, “Awards”).

Options. Options may be granted as incentive stock options (stock options intended to meet the requirements of Section 422 of the Code) or nonstatutory stock options (stock options not intended to meet such requirements) and will contain such terms and conditions as the Administrator deems appropriate. The term of each option will be fixed by the Administrator but no incentive stock option may be exercisable after the expiration of ten years from the grant date; however, in the case of incentive stock options granted to a 10% stockholder, the term of such option may not exceed five years from the grant date. The exercise price of each option may not be less than 100% of the fair market value of the common stock subject to the option on the date of grant; however, in the case of incentive stock options granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value on the date of grant. The Administrator will determine the time or times at which, or other conditions upon which, an option will vest or become exercisable. Options, including both incentive stock options and nonstatutory stock options, will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Participant only by the Participant. However, the Participant may designate a third party who, in the event of the Participant’s death, will be entitled to exercise the option.

Restricted Stock and Restricted Stock Units. The Administrator may award actual shares of common stock (“Restricted Stock”) or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of common stock (“Restricted Stock Units”), which Award may, but need not, provide that such Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of an obligation or for any other purpose, as applicable, or, in the case of Restricted Stock Units, be settled in shares of common stock, for a certain period of time (the “Restricted Period”). Subject to the restrictions set forth in the Award, Participants who are granted Restricted Stock generally will have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. At the discretion of the Administrator, cash dividends and stock dividends with respect to Restricted Stock may be either currently paid to the Participant or withheld by us for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Administrator. The cash dividends or stock dividends so withheld by the Administrator and attributable to any particular share of Restricted Stock will be distributed to the Participant in cash or, at the discretion of the Administrator, in shares of common stock having a fair market value equal to the amount of such dividends, if applicable, upon the release of restrictions on such shares. Any right to receive dividends with respect to performance-based Restricted Stock shall vest only if and to the extent the underlying Restricted Stock vests.

The Restricted Period will begin on the grant date and end at the time or times set forth on a schedule established by the Administrator in the applicable Award agreement. If neither the grant nor the vesting of the Restricted Stock or Restricted Stock Units are subject to performance conditions, the Restricted Stock and Restricted Stock Units shall vest over a period of not less than three years and if the grant or vesting of Restricted Stock or Restricted Stock Units is subject to performance conditions, the Restricted Stock or Restricted Stock Units shall vest over a period of not less than one year; provided that the award agreement may provide that (a) Restricted Stock or Restricted Stock Units may vest on an accelerated basis in the event of a Participant’s death, disability, retirement or involuntary termination without cause, or in the event of a Change in Control (as defined below), and (b) up to ten percent of the shares of common stock initially authorized for issuance under the 2014 Plan may be granted as Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units free of the limitations on vesting set forth in the Plan. At the discretion of the Administrator, Restricted Stock Units may also be credited with cash dividend equivalents and stock dividends, either currently or withheld for the Participant’s account and distributed in cash or, at the discretion of the Administrator, in shares of common stock having a fair market value equal to the amount of such dividends, upon the settlement of the Restricted Stock Unit. Any right to receive dividend equivalents with respect to performance-based Restricted Stock Units shall vest only if and to the extent the underlying Restricted Stock Unit vests.

Performance Compensation Awards. The 2014 Plan provides the Administrator with the authority, at the time of grant of any Award (other than options and stock appreciation rights granted with an exercise price or grant price equal to or greater than the fair market value per share of stock on the date of the grant), to designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In addition, the 2014 Plan provides the Administrator with the authority to make an Award of a cash bonus to any Participant and designate such Award as a performance compensation award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code.

During the first 90 days of a performance period (or, if longer or shorter, within the maximum period allowed under Section 162(m) of the Code), which period may not be less than one year (the “Performance Period”), the Administrator may, in its sole discretion, select which Participants will be eligible to receive performance compensation awards in respect of such Performance Period. The 2014 Plan provides that, with regard to a particular performance compensation award, the Administrator has full discretion to select the length of the Performance Period, the performance criteria that will be used to establish the performance goal, the kind(s) and/or level(s) of the performance goal(s) that is (are) to apply to the Company and the performance formula to be applied against the relevant performance goal to determine, with regard to the performance compensation award of a particular Participant, whether all, some portion or none of the performance compensation award has been earned for the Performance Period. The performance criteria that will be used to establish the performance goal(s) will be based on the attainment of specific levels of our performance and will be limited to the following, subject in all respects to our discretion to adjust and modify the performance goals as permitted under Section 162(m) of the Code:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue;

•	gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return measures (including, but not limited to, return on assets, capital, invested capital, equity or sales);

•	cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);

•	earnings before or after taxes, interest, depreciation, and/or amortization;

•	gross or operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total stockholder return);

•	expense targets;

•	margins;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added;

•	inventory control;

•	Key Value Added (“KVA”);

•	safety performance;

•	economic profit; and

•	enterprise value.

The maximum amount payable to any Participant under the 2014 Plan for a calendar year in a Performance Period with respect to performance compensation awards of restricted stock, restricted stock units, performance shares or performance units is 500,000 shares of common stock (applied separately to each type of award) or, in the event such performance compensation award is paid in cash, the equivalent cash value thereof, determined as of the date set forth in the applicable award agreement. The maximum amount that can be paid in any calendar year to any Participant pursuant to a performance compensation award in the form of a cash bonus is $2,000,000.

Stock Appreciation Rights. Stock appreciation rights may be granted either alone (“Free Standing Rights”) or, provided certain requirements of the 2014 Plan are satisfied, in tandem with all or part of any option granted under the 2014 Plan (“Related Rights”). Upon exercise, the holder of a stock appreciation right will be entitled to receive from us an amount equal to the product of (a) the excess of the fair market value of one share of our common stock on the date of exercise over the exercise price per share specified in the stock appreciation right or related option, multiplied by (b) the number of shares for which such stock appreciation right is exercised. The exercise price of a Free Standing Right will be determined by the Administrator, but will not be less than 100% of the fair market value of our common stock on the grant date of such Free Standing Right. A Related Right granted simultaneously with or subsequent to the grant of an option will have the same exercise price as the related option, will be transferable only upon the same terms and conditions as the related option, and will be exercisable only to the same extent as the related option. A stock appreciation right may be settled, at the sole discretion of the Administrator, in cash, shares of our common stock or a combination thereof.

Performance Shares and Performance Units. A Performance Share represents the right to receive a share of our common stock. An award of Performance Units represents the right to receive a payment (either in cash or shares of our common stock) equal to the value of the Performance Units earned, as the Administrator may determine. A Performance Unit represents the value of one share of our common stock. An award of Performance Shares or Performance Units consists of a grant made subject to the attainment of one or more performance goals for a specified Performance Period (as determined by the Administrator). Performance Shares and Performance Units will be earned by Participants only if the performance goals are met for the Performance Period. At the discretion of the Administrator and as prescribed in the award agreement, payment may be made in the form of cash, shares of our common stock or a combination thereof. The Administrator may grant dividend equivalents in connection with Performance Shares or Performance Units that shall be distributable in cash or shares of common stock. Any right to receive dividend equivalents with respect to Performance Shares of Performance Units shall vest only if and to the extent the underlying Restricted Stock Unit vests. Performance Shares and Performance Units shall vest over a period of not less than one year; provided that the award agreement may provide that (a) Performance Shares and Performance Units may vest on an accelerated basis in the event of a Participant’s death, disability, retirement or involuntary termination without cause, or in the event of a Change in Control, and (y) up to ten percent of the shares of common stock initially authorized for issuance under the 2014 Plan may be granted as Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units free of the limitations on vesting set forth in the Plan.

Adjustments. The 2014 Plan provides that in the event of certain corporate events or changes in our common stock, Awards and the maximum number of shares subject to all Awards under the 2014 Plan and the maximum number of shares with respect to any one person will be adjusted to reflect such event. Any such adjustment made to an incentive stock option will be made in accordance with Section 424(a) of the Code and any such adjustment made to a nonstatutory option will be made so as not to violate Section 409A of the Code. With respect to Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code, any such adjustments will be made only to the extent that the Administrator determines that such adjustments may be made without causing us to be denied a tax deduction under Section 162(m) of the Code.

Change in Control. The Committee may provide in an award agreement terms under which Awards may vest and, as applicable, be exercisable or payable in the event of a Change in Control or in the event of a Participant’s termination of service in connection with, upon or within a specified time period after a Change of Control. In addition, upon a Change in Control, the Administrator may: (a) provide that options or stock appreciation rights may be exercised in full for a limited period of time on or before a specified date (before or after such Change in Control) fixed by the Administrator, after which specified date all unexercised options and stock appreciation rights and all rights of holders thereunder shall terminate, (b) require the mandatory surrender to us by selected holders of options and stock appreciation rights of some or all of the outstanding options and stock appreciation rights held by such holders as of a date, before or after such Change in Control, specified by the Administrator, in which event the Administrator shall thereupon cancel such options and stock appreciation rights and we shall pay to each such holders an amount of cash per share equal to the spread, and (c) make such adjustments to options and stock appreciation rights then outstanding as the Administrator deems appropriate to reflect such Change in Control, including an adjustment to cover the number and class of shares of stock or other securities or property (including, without limitation, cash) to which the holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the holder had been the holder of record of the number of shares of common stock then covered by such option or stock appreciation right. Without limiting the foregoing, if the per share fair market value of the common stock does not exceed the per share exercise price of the options or stock appreciation rights, we shall not be required to make any payment to the Participant upon surrender of the option or stock appreciation right.

In general terms, a Change in Control under the 2014 Plan means:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of our then outstanding voting securities;

•	if we merge into another entity, consolidate the Company or sell substantially all our assets, unless the holders of equity securities immediately prior to the transaction do not own at least 50% of the combined voting power of the securities after the transaction or event;

•	if we are liquidated or dissolved; or

•	if at least a majority of our Board at any time does not consist of individuals who were elected, or nominated for election, by directors in office at the time of such election or nomination.

For any grants subject to the requirements of Section 409A (discussed below) that will become payable on a Change in Control, the transaction constituting a Change in Control must also constitute a Change in Control event for purposes of Section 409A.

Detrimental Activity. Upon exercise, payment or delivery pursuant to an Award, the Participant will be required to certify that the Participant has not engaged in any Detrimental Activity (as defined in the 2014 Plan). Subject to the terms of the applicable Award agreement, the Administrator may cancel, rescind, suspend, withhold or otherwise limit or restrict any unexpired, unpaid or deferred Awards at any time if the Participant engages in any Detrimental Activity. If a Participant engages in Detrimental Activity after any exercise, payment or delivery pursuant to an Award, during any period for which any restrictive covenant prohibiting such activity is applicable to the Participant, such exercise, payment or delivery may be rescinded within one year thereafter. In the event of any such rescission, the Participant will pay us the amount of any gain realized or payment received as a result of the exercise, payment or delivery, in such manner and on such terms and conditions as may be required by us. Detrimental Activity is defined in the 2014 Plan but generally means (a) any violation of the terms of any written agreement (including an award agreement, employment agreement or other agreement) with us or any of our affiliates relating to covenants with respect to non-disclosure, confidentiality, intellectual property, work product, inventions assignment, privacy, exclusivity, non-competition, non-solicitation or non-disparagement, including a breach of our code of conduct, (b) activity that is discovered to grounds for termination for cause, (c) the conviction of, or guilty plea entered for any felon or crime involving moral turpitude, or (d) the commission of any other act of willful malfeasance or material fiduciary breach.

Company Policies. All Awards made under the 2014 Plan shall be subject to any applicable share trading, stock ownership or other “clawback” or recoupment policies or provisions that may be implemented by our Board from time to time or set forth in an award agreement.

No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards of options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights, without stockholder approval.

Participants Outside of the United States. If any individual who receives an award under the 2014 Plan is subject to taxation in a country other than the United States, our Board or its designee may make the award on such terms and conditions as our Board deems appropriate to comply with the laws of the applicable country.

Amendment and Termination. Our Board at any time, and from time to time, may amend or terminate the 2014 Plan. However, except as provided otherwise in the 2014 Plan, no amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy any applicable law or securities exchange listing requirements. The Administrator at any time, and from time to time, may amend the terms of any one or more Awards; however, if the amendment would constitute an impairment of the rights under any Award, we must request the consent of the Participant and the Participant must consent in writing. It is expressly contemplated that our Board may amend the 2014 Plan in any respect our Board deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to incentive stock options and/or to bring the 2014 Plan and/or Awards granted under it into compliance therewith.

Plan Benefits to be Received. Awards under the 2014 Plan are discretionary, so it is currently not possible to predict the number of shares of our common stock that will be granted or who will receive awards under the 2014 Plan after the Annual Meeting.

U.S. Federal Income Tax Consequences

The following is a summary of the material federal income tax consequences of receiving Awards under the 2014 Plan and is based upon an analysis of the present provisions of the Code and the regulations promulgated thereunder, all of which are subject to change. An individual may also be subject to state and local taxes, the consequences of which are not discussed herein, in the jurisdiction in which he or she works and/or resides. This summary is for general information and does not constitute tax advice.

Nonstatutory Stock Options. An individual receiving nonstatutory stock options should not recognize taxable income at the time of grant. An individual should generally recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the option shares on exercise of the nonstatutory stock options over the exercise price thereof. In general, subject to the limitations set forth in Section 162(m) of the Code and discussed below, we will be entitled to deduct from our taxable income the amount that the individual is required to include in ordinary income at the time of such inclusion. Additional special rules apply if an individual exercises a nonstatutory stock option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

Incentive Stock Options. An individual granted an incentive stock option will not generally recognize taxable income at the time of grant or, subject to certain conditions, at the time of exercise, although he or she may be subject to alternative minimum tax. If the individual holds the shares acquired upon exercise of an incentive stock option for at least two years after the grant date and for at least one year after the exercise date, upon disposition of the shares by the individual, the difference, if any, between the sale price of the shares and the exercise price of the option will be treated as long-term capital gain or loss. In general, if a disqualifying disposition should occur (i.e., the shares acquired upon exercise of the option are disposed of within the later of two years from the date of grant or one year from the date of exercise), an individual will generally recognize ordinary compensation income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the option shares at the time of exercise (or, if less, the amount realized on disposition), over the exercise price thereof. We are not entitled to any deduction on account of the grant of incentive stock options or the individual’s exercise of the option to acquire common stock. However, in the event of a subsequent disqualifying disposition of such shares of common stock acquired pursuant to the exercise of an incentive stock option under circumstances resulting in taxable compensation to the individual, subject to the limitations set forth in Section 162(m) of the Code and discussed below, in general, we should be entitled to a tax deduction equal to the amount treated as taxable compensation to the individual. Additional special rules apply if an individual exercises an incentive stock option by paying the exercise price, in whole or in part, by the transfer of shares of common stock to the Company.

Restricted Stock. A participant will not be subject to tax upon the grant of an Award of Restricted Stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an Award of Restricted Stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b) of the Code, the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the grant date over the amount the participant paid for such shares, if any. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Securities Exchange Act of 1934). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A Participant will not be subject to tax upon the grant of a Restricted Stock Unit Award. Rather, upon the delivery of shares or cash pursuant to a Restricted Stock Unit Award, the Participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the Participant actually receives with respect to the Award. We will be able to deduct the amount of taxable compensation to the Participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Stock Appreciation Rights. No income will be realized by a Participant upon grant of a stock appreciation right. Upon the exercise of a stock appreciation right, the Participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the stock appreciation right. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Performance Shares and Performance Units. A Participant will not be subject to tax upon the grant of a Performance Share or Performance Unit Award. Rather, upon the delivery of shares or cash pursuant to a Performance Share or Performance Unit Award, the Participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the Participant actually receives with respect to the Award. We will be able to deduct the amount of taxable compensation to the Participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Section 162(m) Limitation. Subject to a limited number of exceptions, Section 162(m) of the Code denies a deduction to a publicly held corporation for payments of remuneration to certain employees to the extent the employee’s remuneration for the taxable year exceeds $1,000,000. This limit, however, does not apply to qualified performance based compensation under Section 162(m) of the Code. The 2014 Plan is designed to meet the requirements of Section 162(m) of the Code; however, Awards granted under the 2014 Plan will be treated as qualified performance-based compensation under Section 162(m) of the Code only if the Awards and the procedures associated with them comply with all other requirements of Section 162(m) of the Code. We cannot assure you that compensation attributable to awards granted under the 2014 Plan will be treated as qualified performance-based compensation under Section 162(m) of the code and thus be deductible to us.

Section 409A of the Code. An award may be subject to a 20% tax, in addition to ordinary income tax, at the time the award becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 280G of the Code. Under certain circumstances, the accelerated vesting or exercise of options or the accelerated lapse of restrictions with respect to other Awards in connection with a Change in Control might be deemed an “excess parachute payment” for purposes of the golden parachute tax provisions of Section 280G of the Code. To the extent it is so considered, the Participant may be subject to a 20% excise tax and we may be denied a federal income tax deduction.

IRS Circular 230 Notice Requirement. This communication is not given in the form of a covered opinion, within the meaning of Circular 230 issued by the United States Secretary of the Treasury. Thus, we are required to inform you that you cannot rely upon any tax advice contained in this communication for the purpose of avoiding United States federal tax penalties. In addition, any tax advice contained in this communication may not be used to promote, market or recommend a transaction to another party.

Securities Authorized for Issuance Under Our Equity Compensation Plans

As of December 31, 2013, 152,331,006 shares of the Company’s common stock were issued and outstanding; stock option and stock appreciation rights covering a total of 1,649,346 shares, with a weighted average exercise price of $14.37 and a weighted average remaining term of 3.2 years, were outstanding; restricted stock awards covering a total of 7,420,000 shares were outstanding; and 2,485,238 shares remained available for future grants of awards under existing incentive plans.

The following table sets forth information as of December 31, 2013 with respect to compensation plans (including individual compensation arrangements) under which our common stock is authorized for issuance:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
	(in thousands)		(in thousands)
Equity compensation plans approved by stockholders(1)	2,382	$14.09	219
Equity compensation plans not approved by stockholders	—	$0.00	—

Total	2,382		219

(1)	Represents options and other stock-based awards granted under the 1997 Plan, the 2007 Plan, the 2009 Plan and the 2012 Plan.

PROPOSAL 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of Grant Thornton LLP as our independent registered public accounting firm for the current fiscal year. Grant Thornton LLP has served as our independent registered public accounting firm since December 1, 2006. Although stockholder approval of the selection of Grant Thornton LLP is not required by law, the Board believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our 2014 annual meeting, our Audit Committee will review its future selection of Grant Thornton LLP in light of that voting result. Representatives of Grant Thornton LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of Grant Thornton LLP as our independent registered public accounting firm is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 4—ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

We are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our Named Executive Officers. As described in the “Compensation Discussion and Analysis” section under “Executive Compensation” above, our executive compensation program is designed to attract, motivate and retain our NEOs, who are critical to our success. Please read the “Compensation Discussion and Analysis” section under “Executive Compensation” above, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, for additional details about our executive compensation, including information about the fiscal year 2013 compensation of our NEOs. The Compensation Committee periodically reviews the compensation for our NEOs to ensure it achieves the desired goals of aligning our executive compensation structure with our stockholders’ interest and current market practices.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory, and therefore not binding on us, the Compensation Committee or the Board. The Board and Compensation Committee value the opinions of our stockholders, and to the extent there is any significant vote against the NEO compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed herein pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, accompanying compensation tables and related narrative discussion, is hereby APPROVED.”

Board Recommendation

The Board of Directors believes that approval of the compensation of our Named Executive Officers as disclosed in this proxy statement is in our best interests and the best interests of our stockholders and therefore recommends a vote FOR this proposal, on an advisory basis.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and 10% stockholders also are required by SEC rules to furnish Key with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to us, we believe that our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2013 and prior fiscal years. In making these statements, we have relied upon an examination of the copies of Forms 3, 4 and 5, and amendments thereto, and the written representations of our directors, executive officers and 10% stockholders.

Stockholder Communications to the Board of Directors

The Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. Persons with concerns about Key may communicate those concerns in writing addressed to a particular non-employee director or to the non-employee directors as a group. Management will forward all relevant communications to the Board.

Absent unusual circumstances, the Chairman of the Board (if an independent director) or the Lead Director, subject to advice and assistance from the General Counsel, will be primarily responsible for monitoring communications from stockholders and other interested parties and provide copies or summaries of such communications to the other directors as he or she considers appropriate. The Chairman of the Board (if an independent director), the Lead Director, or otherwise the Chairman of the CGN Committee also serves as the presiding director at all executive sessions of our non-employee directors.

In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we receive repetitive or duplicative communications. Stockholders and other interested parties who wish to send communications on any topic to the Board should address such communications to Board of Directors, c/o Kimberly R. Frye, Senior Vice President, General Counsel and Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010.

Stockholder Proposals for the 2015 Annual Meeting

Proposals which stockholders intend to be included in our proxy material for presentation at the 2015 annual meeting of Stockholders must be received by the Corporate Secretary, Key Energy Services, Inc., 1301 McKinney Street, Suite 1800, Houston, Texas 77010 by November 17, 2014, and must otherwise comply with rules promulgated by the SEC in order to be eligible for inclusion in the proxy material for the 2015 annual meeting.

If a stockholder desires to bring a matter before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the stockholder must follow procedures outlined in our bylaws in order to personally present the proposal at the meeting. One of the procedural requirements in the bylaws is timely notice in writing of the business the stockholder proposes to bring before the meeting. Notice of business proposed to be brought before the 2015 annual meeting must be received by the Corporate Secretary at our principal executive office in Houston, Texas no earlier than January 15, 2015 and no later than February 14, 2015, unless the date of the 2015 annual meeting is advanced by more than 20 days or delayed by more than 60 days from the anniversary date of the 2014 annual meeting, in which event the bylaws provide different notice requirements.

By Order of the Board of Directors,

KIMBERLY R. FRYE

Corporate Secretary

March 17, 2014

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE OR VOTE OVER THE INTERNET OR BY TELEPHONE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

1                    ¢

KEY ENERGY SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 15, 2014 at 9:00 a.m., Central Daylight Time

This Proxy is solicited on behalf of the Board of Directors of Key Energy Services, Inc. (the “Company”)

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoints each of Richard J. Alario and Kimberly R. Frye (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held on Thursday, May 15, 2014, at the Embassy Suites Houston Downtown, 1515 Dallas St., Houston, Texas 77010, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

You may revoke or change your proxy at any time before it is voted at the annual meeting by (i) giving written notice of revocation to the Secretary of the Company; (ii) submitting another properly completed proxy bearing a later date; (iii) submitting a later dated proxy through the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility; or (iv) voting in person at the annual meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

(Continued and to be signed on the reverse side)

COMMENTS:

¢	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

KEY ENERGY SERVICES, INC.

May 15, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.keyenergy.com/investor/proxy.

You can also reach this web address by going to http://www.keyenergy.com,

then clicking on “Investor Relations” and then clicking on “2014 Annual MTG. of Stockholders.”

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	00003333303000000000 6	051514

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

		1.	To elect the following nominees as Class II directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2017:
				FOR	AGAINST	ABSTAIN
			William D. Fertig	☐	☐	☐

			Robert K. Reeves	☐	☐	☐

			Mark H. Rosenberg	☐	☐	☐

		2.	To approve the adoption of the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan.	☐	☐	☐

		3.	To ratify the appointment by the Audit Committee of the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

		4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐
The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy, when properly executed, will be voted as directed by the undersigned for the proposals herein proposed by the Company. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE THREE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢

ANNUAL MEETING OF STOCKHOLDERS OF

KEY ENERGY SERVICES, INC.

May 15, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.keyenergy.com/investor/proxy. You can also reach this web address by going to http://www.keyenergy.com, then clicking on “Investor Relations” and then clicking on “2014 Annual MTG. of Stockholders.”

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢	00003333303000000000 6	051514

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

		1.	To elect the following nominees as Class II directors of the Company, for a term of three (3) years expiring at the annual stockholders’ meeting in 2017:
				FOR	AGAINST	ABSTAIN

			William D. Fertig	☐	☐	☐

			Robert K. Reeves	☐	☐	☐

			Mark H. Rosenberg	☐	☐	☐

		2.	To approve the adoption of the Key Energy Services, Inc. 2014 Equity and Cash Incentive Plan.	☐	☐	☐

		3.	To ratify the appointment by the Audit Committee of the Board of Directors of Grant Thornton LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

		4.	To approve, on an advisory basis, the compensation of the Company’s named executive officers.	☐	☐	☐

The shares of common stock of Key Energy Services, Inc. (the “Company”) represented by this proxy, when properly executed, will be voted as directed by the undersigned for the proposals herein proposed by the Company. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE THREE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2, 3 AND 4. In their discretion, the proxies are authorized to vote upon any other business that may properly come before the annual meeting or any adjournment thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢